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50th W. P. CAREY Anniversary

2023 Proxy Statement

W.P. CAREY & CO., INC.

50 Years of Investing for the Long Run®

Letter from Our Chair and Chief Executive Officer

Christopher J. Niehaus Non-Executive Chair Board of Directors Jason E. Fox Chief Executive Officer Board of Directors	Dear Fellow Shareholders,

On behalf of the W. P. Carey Board of Directors, we are pleased to present you with our 2023 Proxy Statement.
Despite the challenges of 2022, it was another year of growth for our Company. We closed $1.42 billion of new investments and acquired $2.2 billion of high-quality, diverse assets through our merger with CPA®:18 – Global. We also continue to benefit from the contractual rent escalations in our leases that are tied to inflation, which uniquely position us among other net lease REITs and enabled us to generate record same-store growth as higher interest rates took effect. Our investment strategy – established by our Founder Wm. Polk Carey 50 years ago – provides a dual engine for growth and downside protection during periods of economic uncertainty.
With a focus on providing our investors with stable income, we declared dividends totaling $4.24 per share in 2022. We have increased our dividend for 87 consecutive quarters, reflecting the long-term strength of our earnings.
We remain committed to corporate responsibility and, as detailed in this Proxy Statement and our ESG Report, we are working to quantify and reduce our portfolio’s global carbon footprint in order to achieve our long-term goal of being an ESG leader in the net lease industry. In 2022, we published our Green Bond Allocation Report, disclosing the full allocation of proceeds from our inaugural $350 million green bond that we issued in October 2021. We also achieved GOLD recognition as a Green Lease Leader, among the first net lease REITs to do so. As a result of our robust data collection and analysis program, we collected electricity usage data from our tenants representing approximately 37% of our 2022 Annualized Base Rent (“ABR”). We continue to execute sustainable projects within our portfolio and recently developed a targeted outreach program, CareySolar, to offer rooftop and carport solar installations to eligible tenants.
Many of our governance provisions and policies are recognized as best practices, including our recently adopted Human Rights Policy. Shareholder engagement is a critical part of our process and our management team met with more than 270 equity and fixed income investors on a variety of topics, providing valuable investor perspectives and views about W. P. Carey that are shared with the Board throughout the year.
Our ability to recruit, retain and develop a diverse talent pool to execute on our business strategy is critical, and it drives much of our decision making, including our approach to compensation. We strive to maintain an inclusive culture, where everyone feels valued for who they are and for their contributions. We also place significant value on employee engagement and were certified as a Great Place to Work® based on a survey of our U.S. employees. As a result, we are pleased to report that our voluntary employee turnover rate remained low for 2022 at 10%, significantly lower than the real estate sector as a whole. We are especially proud of our management team and employees for the dedication they exhibit and the way they continue to adapt to a rapidly changing environment. We believe that our success over the long run has been the result of our capable employees – past and present – and we are grateful to them all.
With the appointment of Elisabeth Stheeman in December 2022, women now represent 36% of our Board. Elisabeth has unmatched experience in the financial services and real estate industries, and her experience in financial policy with the Bank of England will make her an invaluable addition, particularly as we navigate the challenging macroeconomic environment ahead. With diverse skill-sets and backgrounds, our Board actively oversees the execution of W. P. Carey’s strategic objectives and governs in a prudent and transparent manner on behalf of our shareholders, tenants and employees.
2023 is a year we celebrate many W. P. Carey milestones – the 50th anniversary since Bill Carey opened the doors of W. P. Carey, 25 years as a publicly traded company, 25 years of investing in Europe and 15 years since we established our Amsterdam office. We’ve evolved from a small, privately held investment manager to a leading, publicly traded REIT with an enterprise value of approximately $24 billion – but we are proud that, at our core, we have remained dedicated to Bill’s commitment to Investing for the Long Run® and Doing Good While Doing Well®.
On behalf of the entire Board of Directors, we thank you for your investment and your ongoing confidence in us.

	Christopher J. Niehaus Non-Executive Chair Board of Directors	Jason E. Fox Chief Executive Officer Board of Directors

Notice of Annual Meeting of Stockholders
April 6, 2023
Date and Time
Thursday, June 15, 2023
1:30 p.m. Eastern Time
Location
Virtual*
Items of Business
■    Elect eleven Directors for 2023;
■    Consider an advisory vote on executive compensation;
■    Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2023; and
■    Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
Only shareholders who owned stock at the close of business on March 30, 2023 are entitled to vote at the meeting. W. P. Carey Inc. (“W. P. Carey” or the “Company”) mailed the attached Proxy Statement, proxy card and its Annual Report on Form 10-K for the year ended December 31, 2022 (“Annual Report”) to shareholders on or about April 12, 2023.
By Order of the Board of Directors
Susan C. Hyde
Chief Administrative Officer and Corporate Secretary
W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, NY 10001
*The format of our 2023 Annual Meeting of Stockholders will be virtual-only. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2023, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice.

How to Vote

Internet	Phone	Mail	QR Code
Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting.
You may vote your shares by using the telephone or through the Internet, as described on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the virtual Annual Meeting, you may withdraw your previously submitted proxy and vote virtually.
Additional questions are answered in the Users’ Guide on page 62.
This Proxy Statement and the Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

1	Proxy Summary	32	Proposal Two: Advisory Vote on Executive Compensation
4	Environmental, Social and Governance Highlights
6	Proposal One: Election of Eleven Directors	33	Executive Compensation
6	Nominees for the Board of Directors	33	Compensation Discussion and Analysis
13	Committees of the Board of Directors	33	Compensation Principles
15	Board Governance	33	2022 Business Highlights
15	Board Member Term	34	Compensation Highlights
15	Board Meetings and Director Attendance	37	Elements of Compensation
15	Board Leadership Structure	42	Compensation Governance
15	Oversight of Risk Management	44	Compensation Committee Report
16	Cybersecurity	44	Compensation Committee Interlocks and Insider Participation
16	Management Succession Plan
16	Director Independence	45	Summary Compensation Table
17	Board Refreshment	46	2022 Grants of Plan-Based Awards
17	Board Nominating Procedures	47	Outstanding Equity Awards at December 31, 2022
18	Proxy Access	48	2022 Option Exercises and Stock Vested
19	Shareholder Amendment of Bylaws	49	2022 Nonqualified Deferred Compensation
20	Compensation of the Board of Directors	49	Potential Payments Upon Termination or Change-in-Control
21	2022 Director Compensation Table
22	Director Stock Compensation Table	51	CEO Pay Ratio
23	Corporate Governance	52	Pay Versus Performance
23	Shareholder Proposals	56	Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
23	Other Communications with the Board
23	Code of Ethics	57	Report of the Audit Committee
24	Human Rights Policy	57	Financial Expert
24	Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements	58	Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2022 and 2021

		58	Pre-Approval Policies
24	Certain Relationships and Related Party Transactions	59	Security Ownership of Certain Beneficial Owners, Directors and Management

26	Overview of our ESG Program	61	Equity Compensation Plan Information
26	Environmental Practices	62	Users’ Guide
27	Social Responsibility	64	Appendix A—Non-GAAP Financial Measures, Reconciliations and Descriptions
29	Governance
30	Executive Officers

We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, any website (including our website) is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the Securities and Exchange Commission (the ‘‘SEC’’).

Proxy Summary
This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information you should consider and you should read the entire Proxy Statement carefully before voting.
Ways to Vote

Internet Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
QR Code Point your smartphone camera at the icon to the left to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Voting Matters and Board Recommendations

Proposal		Board Vote Recommendation	Page

1	Election of Eleven Directors Named in this Proxy Statement for 2023	FOR each Nominee	6
2	Consideration of an Advisory Vote on Executive Compensation	FOR	32
3	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2023	FOR	56
2022 Performance Highlights
We are proud of our accomplishments over the past year, enhancing our portfolio and strengthening our balance sheet. We take a long-term view with respect to both investing and our performance, and we are pleased to have executed well on behalf of our shareholders.

$1.42 billion	$2.2 billion	$5.20 per share	$350 million	$4.24 per share

investment volume, representing the second highest in Company history despite a challenging environment	merger with CPA:18 – Global executed, concluding our exit from the non-traded REIT business	Real Estate AFFO(1) generated, representing 6.3% growth over the prior year	inaugural green bond proceeds fully allocated to sustainable real estate	dividends declared, including our 87th consecutive quarterly increase

1.We believe that adjusted funds from operations (‘‘AFFO’’) and AFFO from Real Estate (‘‘RE AFFO’’) are useful supplemental measures that assist investors to better understand and measure the performance of our business over time and against similar companies. AFFO and RE AFFO do not represent net income or net cash provided by operating activities, which are computed in accordance with accounting principles generally accepted in the United States (‘‘GAAP’’), and should not be considered alternatives to net income or net cash provided by operating activities as an indicator of our financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

2023 Proxy Statement 1

Proxy Summary
Governance Highlights
Because we believe that a company’s tone is set at the top, we are proud to report on our Corporate and Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

Governance Highlights	■	All Independent Directors, other than our CEO
	■	Board comprised of 36% women
	■	No related-party transactions
	■	Independence of Directors reviewed annually
	■	Independent Chair, separate from our CEO
	■	Director attendance at 75% or more of meetings in 2022
	■	Compliance with stock ownership guidelines
	■	Limitation on over-boarding
	■	Director skills align with Board needs
	■	Adopted a Human Rights Policy
	■	Published ESG Report in accordance with Global Reporting Index (“GRI”) Standards

Strong Shareholder Rights	■	Proxy access with a “3/3/20/20” market standard
	■	Opted out of Maryland staggered board provisions; all Directors elected annually
	■	Majority voting for Directors
	■	Amendment of bylaws by shareholders permitted
	■	No poison pill

Our Approach to Compensation
Our compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The substantial majority of the potential compensation opportunities for our named executive officers (“NEOs”) is at-risk and aligned with shareholder outcomes over time.

CEO Pay Mix
	Element	Form	Compensation Objectives and Key Features

	Base Salary	Fixed Cash	Base level of competitive cash to compensate, attract and retain executives
	Annual Cash Incentive Award	Performance-Based Cash	Objective Company performance metrics: RE AFFO(1) per share, Net Debt to Adjusted EBITDA(1) and Cash Interest Expense Coverage(1) for all NEOs; portion of CEO's based on strategic accomplishments
NEO Pay Mix
	Long-Term Equity Incentives	Performance Stock Units	Performance Stock Units (“PSUs”) predicated on three-year performance based on absolute RE AFFO(1) per share growth and relative total shareholder return (“TSR”) versus the MSCI US REIT Index
		Restricted Stock Units	Restricted Stock Units (“RSUs”) vest over a three-year period
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

2 2023 Proxy Statement

Proxy Summary
Director Nominee Snapshot
Our Board of Directors (the “Board”) is comprised of our Chief Executive Officer (the “CEO”) and ten independent Directors, and benefits from a mix of tenured and newer Directors, each with different backgrounds. We believe this diversity provides the varied viewpoints and robust discussion that result in better outcomes for our shareholders.

				Committee Memberships

Nominee	Age	Director Since	Independent	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance

Mark A. Alexander	64	2016	✓
Constantin H. Beier	51	2022	✓
Tonit M. Calaway	55	2020	✓
Peter J. Farrell	62	2016	✓
Robert J. Flanagan	66	2018	✓
Jason E. Fox	50	2018
Jean Hoysradt	72	2014	✓
Margaret G. Lewis	69	2017	✓
Christopher J. Niehaus	64	2016	✓
Elisabeth T. Stheeman	59	2022	✓
Nick J.M. van Ommen	76	2011	✓

Non-Executive Chair Committee Chair Committee Member Financial Expert
Board Diversity
Our Board brings a strong mix of real estate expertise, international insights, and public company board and management experience. We believe our Director nominees have the skills and experience necessary to fulfill the Board’s responsibilities for strategic oversight, succession planning, risk management and other fiduciary duties, as well as the knowledge and vision needed for the advancement of our business strategy and objectives.

2023 Proxy Statement 3

Environmental, Social and Governance Highlights
We remain committed to the two core principles: Investing for the Long Run® and Doing Good While Doing Well®, our Founder, Wm. Polk Carey, implemented when he opened the doors of W. P. Carey 50 years ago in 1973. They continue to guide the way we run our business and view the world. Bill believed — as we do today — that our business by its very nature promotes prosperity, but that our responsibility does not end there. He understood that good corporate citizenship was fundamental to good business and to creating long-term value for our investors. Today his vision and values live on through our corporate responsibility initiatives, focused on our environmental, social and governance (“ESG”) objectives. Our ESG Report is available on our website at www.wpcarey.com/esg.
Our ESG highlights include:

Achieved Gold Level Recognition as a Green Lease Leader	Certified as a Great Place to Work®	Bloomberg Gender- Equality Index Constituent for a Third Consecutive Year	Governance Rating from ISS Maintained a “1” QualityScore

Great
Place
To
Work®

Certified

JUN 2022-JUN 2023

USA

™

ENVIRONMENTAL

■9.0% of our 2022 investment volume was in green certified buildings(1)
■6.8% of our annualized base rent (“ABR”)(2) as of December 31, 2022 was generated from green certified buildings
■7.5 million square feet of our portfolio was in green certified buildings
■Executed 27 leases that include Green Lease provisions in 2022 totaling $97.5 million of ABR and 16.8 million square feet as of December 31, 2022
■Achieved Gold level recognition as a Green Lease Leader
■Issued our green bond allocation report in connection with our $350 million green bond, reflecting the full allocation of the bond proceeds in sustainable real estate
1.For a building to be considered “green certified” under our investment criteria, it must at a minimum be certified by LEED, BREEAM or a similarly recognized organization or certification process. LEED™— an acronym for Leadership in Energy and Environmental Design™— and its related logo are trademarks owned by the U.S. Green Building Council and are used with permission. Learn more at www.usgbc.org/LEED. BREEAM is a registered trademark of BRE (the Building Research Establishment Ltd. Community Trade Mark E5778551). The BREEAM marks, logos and symbols are the Copyright of BRE and are reproduced by permission.
2.As defined in Appendix A.

4 2023 Proxy Statement

Environmental, Social and Governance Highlights

SOCIAL

■Certified as a Great Place to Work® based on a survey of our U.S. employees
■Introduced a Lifestyle Spending account, providing flexible financial support for the physical, emotional and financial wellness for all of our employees
■Enhanced our egg freezing benefits and added vision insurance to our already robust healthcare plan
■Sponsored a team of 25 to run in the New York City Marathon and, together with the W. P. Carey Foundation, raised $155,000 for NewYork-Presbyterian Hospital
■Increased our financial support within the communities we operate by over 10% over the prior year, including hospitals, museums and other organizations, and volunteered with Friends of the High Line, Netherlands Cares and the Dominican Women’s Development Center
■Selected for inclusion in the Bloomberg Gender-Equality Index for a third consecutive year

GOVERNANCE

■Maintained a “1” QualityScore rating in Governance from ISS
■Increased the gender diversity of our Board, to 36% female
■Published our fourth annual standalone ESG Report
■Adopted a Human Rights Policy

2023 Proxy Statement 5

Proposal One:
Election of Eleven Directors
We first ask that you vote for each of the current members of our Board. We lead with this vote because we, the Board, oversee W. P. Carey as stewards for all of our stakeholders, including you, our shareholders.

The Board recommends a vote FOR each of the nominees
Nominees for the Board of Directors
Our Board members are diverse in talents, experiences and backgrounds but share track records of successful management and oversight of public and private companies. The Board recommends a vote FOR each of the nominees set forth on the following pages so we can continue along the path we have been actively pursuing.
Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Assuming the presence of a quorum at the meeting of stockholders to be held on June 15, 2023 (the “Annual Meeting”), the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person at the virtual meeting or by proxy, is required to elect each nominee.

International Business Experience	●	●	●	●	●	●	●		●	●	●
M&A Integration	●	●	●	●	●		●		●	●	●
U.S. Public Company Executive Officer Experience	●		●	●	●	●	●	●	●
Real Estate Expertise	●			●	●	●	●		●	●	●
Public & Private Capital Markets Expertise	●		●	●	●	●	●		●	●
Investor Relations	●		●	●		●	●		●	●	●
Human Capital Management			●				●	●		●
Legal & Compliance		●	●							●

6 2023 Proxy Statement

Proposal One: Election of Eleven Directors

Mark A. Alexander, 64

Professional Experience
■Landmark Property Group, LLC: Managing Member (since 2009)
■Suburban Propane Partners, L.P.: Chief Executive Officer, President & Director (1996–2009)
■Hanson Industries, Inc.: Senior Vice President of Corporate Development (1984–1996)
■Price Waterhouse & Co.: Senior Accountant & CPA (1980–1984)
Former Boards: BMC Stock Holdings, Inc. (NASDAQ: BMCH), Director 2017–December 2020; Kaydon Corp. (NYSE: KDN), Director 2007–2013
Other Current Public Company Boards
■Builders FirstSource, Inc. (NYSE: BLDR) (since January 2021)
Qualifications
Mr. Alexander brings to the Board over three decades of international business experience in operations, mergers & acquisitions and accounting. He has developed expertise in strategic planning, operational management, public & private capital markets, financial analysis, accounting and investor relations. Mr. Alexander’s experience as a chief executive officer, certified public accountant, and public company board member qualify him to be Chair of the Audit Committee.

Independent Director Since 2016 W. P. Carey Committees Audit (Chair), Compensation

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise	Investor Relations

Constantin H. Beier, 51

Professional Experience
■Aon PLC (NYSE: AON): Chief Data Officer (since November 2021); Member of the Executive Leadership Team (since July 2020); Global Head of Business Development (June 2019–September 2021); Managing Director, Strategic Programs (2017–May 2019); Chief Operating Officer and Chief Financial Officer (2015–2017); Chief Executive Officer of Aon Centre for Innovation & Analytics Dublin (2013–2015); and other positions (since 2003)
■Hengeler Mueller (Düsseldorf, Germany): Attorney-at-law (2001–2003)
Other Current Public Company Boards
■None
Qualifications
Mr. Beier brings to the Board 20 years of international business experience in enterprise risk management, data analytics and operations, as well as legal experience. His global experience, particularly in Europe, provides a source of expertise to the Company’s operations.

Independent Director Since 2022 W. P. Carey Committee Audit

International Business Experience	M&A Integration	Legal & Compliance

2023 Proxy Statement 7

Proposal One: Election of Eleven Directors

Tonit M. Calaway, 55

Independent Director Since 2020 W. P. Carey Committees Compensation, Investment

Professional Experience
■BorgWarner Inc. (NYSE: BWA): Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (since October 2020); Executive Vice President, Chief Legal Officer and Secretary (August 2018–September 2020); Executive Vice President and Chief Human Resources Officer (2016–August 2018)
■Harley-Davidson, Inc. (NYSE: HOG): Vice President Human Resources (2010–2016)
■Harley-Davidson Foundation: President (2010–2016)
Former Board: Astronics Corporation (NASDAQ: ATRO), Director October 2019–February 2022
Other Current Public Company Boards
■Air Products and Chemicals, Inc. (NYSE: APD) (since March 2022)
Qualifications
Ms. Calaway brings deep expertise in human capital management and corporate governance, as well as legal and regulatory experience to the Board. Her familiarity with industrial and manufacturing leaders with large global operations brings valuable insight regarding our portfolio and investment processes.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience	Public & Private Capital Markets Expertise

Investor Relations	Human Capital Management	Legal & Compliance

Peter J. Farrell, 62

Independent Director Since 2016 W. P. Carey Committees Audit, Compensation (Chair), Investment

Professional Experience
■CityInterests Development Partners, LLC: Managing Partner and Founder (since January 2020)
■CityInterests, LLC: Partner and Founder (2004–December 2019)
■PADC Realty Investors: Partner and Founder (since 2004)
■Medical Office Properties Inc.: President and Chief Operating Officer
Former Board: CRT Properties Inc. (NYSE-listed REIT), Director 2004–2005
Other Current Public Company Boards
■None
Qualifications
Mr. Farrell brings to the Board four decades of experience in real estate investment, finance, leasing and development, as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, provides a significant source of industry knowledge and expertise to his position as Chair of the Compensation Committee.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise	Investor Relations

8 2023 Proxy Statement

Proposal One: Election of Eleven Directors

Robert J. Flanagan, 66

Professional Experience
■Clark Enterprises, Inc.: Executive Chairman (since January 2023), Chief Executive Officer (January 2021–December 2022), President (2015–December 2020), Executive Vice President (1989–2015)
■A. James & Alice B. Clark Foundation: Trustee (since 2014), Director (2009–2016), Chairman (2015–2016)
Non-Public Company Boards: Brown Advisory, Inc. since 2016; Vascular Therapies, Inc. since 2013; Svelte Medical Systems since 2005
Former Boards: Clark Equity Investors, Inc. 2008–January 2023; Development Insurance Group, Inc. 2008–January 2023; Verax BioMedical January 2018–January 2023; Federal City Council, Chairman 2014–2017; Sagent Pharmaceuticals, Inc. (NASDAQ-listed), Director 2009–2016, Chairman 2015–2016; Martek Biosciences Corporation (NASDAQ-listed), Director 2002–2010, Chairman 2007–2010; Baltimore Orioles, Inc., Director, Treasurer 1981–1989
Other Current Public Company Boards
■None
Qualifications
Mr. Flanagan has extensive experience related to the acquisition, management and development of investment opportunities. His breadth of professional experiences is informed by expertise in a variety of subject areas, including accounting, finance, tax, strategic planning, leadership of complex organizations, human capital management, corporate governance and board best practices.

Independent Director Since 2018 W. P. Carey Committees Audit, Investment

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise

Jason E. Fox, 50

Professional Experience
■W. P. Carey Inc.: Director and Chief Executive Officer (since January 2018), President (2015–2017), Head of Global Investments (2015–2016), Co-Head of Global Investments (2012–2015), Co-Head of Domestic Investments (2011–2012)
■W. P. Carey Foundation: Trustee (since January 2018)
Former Boards: Corporate Property Associates 18 – Global Incorporated, Director January 2018–August 2022; Carey Watermark Investors Incorporated and Carey Watermark Investors 2 Incorporated, Director January 2018–April 2020; Corporate Property Associates 17 – Global Incorporated, Director January–December 2018
Other Current Public Company Boards
■None
Qualifications
Mr. Fox has a deep understanding of W. P. Carey’s business and its investment strategies. He has been responsible for sourcing, negotiating and structuring acquisitions on behalf of W. P. Carey and the various programs it has managed for over two decades. As Chief Executive Officer of W. P. Carey, he has oversight regarding every aspect of the Company, making information about the Company’s day-to-day operations and insight into its broader strategies directly available to the Board in its deliberations.
Director Since 2018 W. P. Carey Committees None

International Business Experience	U.S. Public Company Executive Officer Experience	Real Estate Expertise

Public & Private Capital Markets Expertise	Investor Relations

2023 Proxy Statement 9

Proposal One: Election of Eleven Directors

Jean Hoysradt, 72

Independent Director Since 2014 W. P. Carey Committees Compensation, Nominating and Corporate Governance

Professional Experience
■Mousse Partners Limited: Chief Investment Officer (2001–2015)
■New York Life Insurance Company: Senior Vice President, Head of Investment and Treasury Departments (1991–2000)
Former Boards: The Swiss Helvetia Fund Inc. (NYSE-listed closed end fund), Director 2017–September 2018; Duke University Management Company, Director 2005–September 2018
Other Current Public Company Boards
■None
Qualifications
Ms. Hoysradt brings to the Board over 45 years of investment and financial expertise in real estate, debt and equity. In her roles overseeing both public and private investment vehicles, Ms. Hoysradt has honed both domestic and international business expertise, which allows her to focus on the Company’s strategic goals, corporate policies and governance standards.

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience	Real Estate Expertise

Public & Private Capital Markets Expertise	Investor Relations	Human Capital Management

Margaret G. Lewis, 69

Independent Director Since 2017 W. P. Carey Committees Audit, Nominating and Corporate Governance (Chair)

Professional Experience
■Hospital Corporation of America (NYSE: HCA): Division President (2004–2013)
■CJW Medical Center: Chief Executive Officer (2001–2004)
■Chippenham Medical Center/Johnston-Willis Medical Center: Chief Operating Officer (1998–2001)
Former Boards: Federal Reserve Bank of Richmond, Chairman 2017–December 2018, Deputy Chairman 2014–2016 and January–December 2019, Class C Director 2013–December 2019; Smithfield Foods (NYSE-listed), Director 2011–2013; Virginia Hospital and Healthcare Association, Director
Other Current Public Company Boards
■Flowers Foods, Inc. (NYSE: FLO) (since 2014)
Qualifications
Ms. Lewis’ extensive leadership experience and management skills have been honed over a variety of senior management roles, providing her with unique expertise in executive decision-making and strategic planning. As a registered nurse and a fellow of the American College of Healthcare Executives, Ms. Lewis’ background in healthcare and her diverse board experiences, including with the Federal Reserve Bank of Richmond, bring a robust and multi-disciplined approach to her role as Chair of the Nominating and Corporate Governance Committee, which also has purview over our ESG initiatives.

U.S. Public Company Executive Officer Experience	Human Capital Management

10 2023 Proxy Statement

Proposal One: Election of Eleven Directors

Christopher J. Niehaus, 64

Professional Experience
■BentallGreenOak: Managing Partner and Member of the Global Investment Committees (since 2011)
■W. P. Carey Inc.: Non-Executive Chair of the Board (since June 2019), Non-Executive Vice Chair of the Board (January 2018–June 2019)
■International Council of Shopping Centers: Trustee
■Morgan Stanley Real Estate: Vice Chairman (2006–2010)
■Morgan Stanley: Co-Head of Global Real Estate Investment Banking (1994–2010)
Other Current Public Company Boards
■None
Qualifications
Mr. Niehaus brings four decades of experience in the real estate industry and a broad range of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. He has served on the boards of private equity real estate companies in the U.S., Europe and Asia. Mr. Niehaus is a Managing Partner of BentallGreenOak, a global real estate investment management firm with over $80 billion of assets under management. Previously, he spent almost three decades at Morgan Stanley building and running one of the leading global real estate banking, lending and investing businesses bringing invaluable experience to his role as Non-Executive Chair of the Board.
Independent Director Since 2016 W. P. Carey Committees Investment (Chair), Nominating and Corporate Governance

International Business Experience	M&A Integration	U.S. Public Company Executive Officer Experience

Real Estate Expertise	Public & Private Capital Markets Expertise	Investor Relations

Elisabeth T. Stheeman, 59

Professional Experience
■Asian Infrastructure Investment Bank – Multilateral Development Bank: External Member of Audit and Risk Committee (since April 2021)
■Bank of England: External Member of Financial Policy Committee (since February 2018) and Financial Market Infrastructure Board (since 2017), Senior Advisor (2015–February 2018)
■German British Chamber of Industry and Commerce: Member of Council (since 2016)
Former Boards: Aareal Bank AG Supervisory Board Member 2015–August 2022; Korian SA Independent Non-Executive Director 2017–June 2019; TLG Immobilean AG Non-Executive Director 2014–May 2018
Other Current Public Company Boards
■alstria Office REIT AG: (ETR:AOX) Member of the Supervisory Board, Investment Committee, and Nominations and Remunerations Committee (since May 2021)
■Edinburgh Investment Trust PLC: (FTSE: EDIN) Chair (since July 2022), Non-Executive Director (since May 2019)
Qualifications
Ms. Stheeman brings to the Board a wealth of experience in financial services, private equity, real estate and healthcare in the UK, Germany and France. Before joining the Bank of England, she developed deep capital markets and real estate understanding through her role as Global Chief Operations Officer at LaSalle Investment Management and in her nearly 25-year executive career at Morgan Stanley. Her extensive board experience in the REIT industry provides a considerable source of knowledge and insight to the Board.
Independent Director Since 2022 W. P. Carey Committees Investment, Nominating and Corporate Governance

International Business Experience	M&A Integration	Real Estate Expertise	Public & Private Capital Markets Expertise

Investor Relations	Human Capital Management	Legal & Compliance

2023 Proxy Statement 11

Proposal One: Election of Eleven Directors

Nick J.M. van Ommen, 76

Independent Director Since 2011 W. P. Carey Committees Audit, Investment

Professional Experience
■Allianz Netherlands Group NV: Chairman of the Supervisory Board and Chairman of the Compensation Committee (since April 2018)
■European Public Real Estate Association: Chief Executive Officer (2000–2008)
Former Boards: Allianz Benelux SA (Belgium-listed finance and insurance company), Supervisory Board Member 2016–May 2022; IMMOFINANZ AG (Austria-listed real estate Company), Director 2008–October 2021; Brack Capital Properties NV (Tel Aviv-listed real estate company), Director October 2018–October 2020; VASTNED Retail (Belgium-listed real estate company), Director 2007–2016; Intervest Offices & Warehouses (Belgium-listed real estate company), Director 2007–2016
Other Current Public Company Boards
■None
Qualifications
Mr. van Ommen has served in a multitude of roles across the banking, venture capital and asset management industries throughout his career. His close to four decades of experience in the financial and real estate industries, combined with his advocacy on behalf of the European public real estate sector for almost a decade as the CEO of the European Public Real Estate Association, bring sharp insight to the Board’s evaluation of the Company’s portfolio and operations.

International Business Experience	M&A Integration	Real Estate Expertise

Investor Relations

12 2023 Proxy Statement

Committees of the Board of Directors
Members of our Board serve on one or more of our Board’s standing committees, which are our Compensation, Audit, and Nominating and Corporate Governance Committees. The written charters for each of these standing committees can be viewed on our website, www.wpcarey.com, under the heading “Governance” in our “Investors” section. In addition to our standing committees, we have an Investment Committee, whose responsibilities include reviewing and approving potential transactions above a $100 million threshold, and an Executive Committee comprising the chairs of the standing committee and the Investment Committee. The table below reflects the membership of these committees as of the date of this Proxy Statement. From time to time, the Board may also establish certain ad hoc committees for specific purposes.

Corporate Governance Board Committees

	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance
Mark A. Alexander
Constantin H. Beier
Tonit M. Calaway
Peter J. Farrell
Robert J. Flanagan
Jason E. Fox
Jean Hoysradt
Margaret G. Lewis
Christopher J. Niehaus
Elisabeth T. Stheeman
Nick J.M. van Ommen

Non-Executive Chair Committee Chair Committee Member Financial Expert

2023 Proxy Statement 13

Committees of the Board of Directors
Membership and Functions of the Committees of the Board

Compensation Committee

Members: Peter J. Farrell, Chair Mark A. Alexander Tonit M. Calaway Jean Hoysradt Number of Meetings Held in 2022: 6
The Compensation Committee’s responsibilities include:
■setting compensation programs that apply generally to our employees;
■reviewing and making recommendations to the Board regarding the compensation structure for all current NEOs and other key employees, including salaries, cash incentive plans and equity-based plans;
■reviewing goals and objectives relevant to our NEOs and key employees, evaluating their performance, and approving their compensation levels for both annual and long-term incentive awards;
■reviewing and approving the terms and conditions of stock grants; and
■reviewing compensation with respect to Directors.

Audit Committee

Members: Mark A. Alexander, Chair and Financial Expert Peter J. Farrell, Financial Expert Constantin H. Beier Robert J. Flanagan Margaret G. Lewis Nick J.M. van Ommen Number of Meetings Held in 2022: 8
The Audit Committee’s responsibilities include:
■assisting the Board in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance with legal and regulatory requirements, and the independence, qualifications, and performance of our internal audit function and Independent Registered Public Accounting Firm;
■engaging an Independent Registered Public Accounting Firm, reviewing with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approving professional services provided by the Independent Registered Public Accounting Firm, and considering the range of audit and non-audit fees;
■reviewing and discussing the Company’s internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm, and reviewing the results of the internal audit program, reviewing the internal audit charter and scope of the internal audit plan; and
■reviewing the Company's activities to address cyber-risk and the Company's actions to mitigate such risks.

Nominating & Corporate Governance Committee

Members: Margaret G. Lewis, Chair Jean Hoysradt Christopher J. Niehaus Elisabeth T. Stheeman Number of Meetings Held in 2022: 4
The Nominating and Corporate Governance Committee’s responsibilities include:
■developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our corporate governance policies;
■developing a board succession plan and reviewing background information of candidates for the Board, including those recommended by shareholders, and making recommendations to the Board regarding such candidates;
■oversight of the Company’s ESG initiatives; and
■oversight of the Company’s corporate culture.

Investment Committee

Members: Christopher J. Niehaus, Chair Tonit M. Calaway Peter J. Farrell Robert J. Flanagan Elisabeth T. Stheeman Nick J.M. van Ommen Number of Meetings Held in 2022: 8
The Investment Committee’s responsibilities include:
■approving W. P. Carey’s investments greater than $100 million to ensure that they satisfy our relevant investment criteria; and
■reviewing all of W. P. Carey’s investments on a quarterly basis.

14 2023 Proxy Statement

Board Governance
Board Member Term
Our Directors each hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.
Board Meetings and Director Attendance
There were six regular meetings of the Board held in 2022, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he or she was a member. Under the Corporate Governance Guidelines adopted by our Board (the “Guidelines”), the Directors are required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. All of the Directors who served on the Board at the time attended the Company’s 2022 Annual Meeting. In addition to Board and Committee meetings, our Directors also engaged in informal group communications and discussions with the Non-Executive Chair of the Board and the CEO, as well as with members of senior management.
Board Leadership Structure
The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change.
Mr. Niehaus has served as Non-Executive Chair of the Board since June 2019. The primary responsibility of the Non-Executive Chair (the “Chair”) is to preside over meetings of the Board as well as to preside over periodic executive sessions of the Board in which the CEO and/or other members of management do not participate. The Chair is also responsible, together with members of our senior management team, for establishing Board agendas and for working closely with our CEO on the overall direction of the Company to enhance long-term shareholder value. Additionally, the Chair may provide input on the design of the Board itself and on aspects of risk management. The Board believes that Mr. Niehaus is well-qualified to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chair, given the depth of his experience and his role as Managing Partner of BentallGreenOak.
Our CEO, Mr. Fox, is also a member of the Board. The Board considers the CEO’s participation to be important in order to make information and insight about our business and our operations directly available to the Directors in their deliberations.
We separate the roles of Chair and CEO in recognition of the difference between the two roles. The Board believes that having its own leadership separate from our CEO is the appropriate structure because it provides the Board with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues in order to fulfill its oversight responsibilities and hold management accountable for our performance. This also allows our CEO to focus his time on running our day-to-day business.
The Chair can be contacted by mail at the following address: Non-Executive Chair, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001.
Although the roles of Chair and CEO are currently separated and have been since January 2012, the Board has not adopted a formal policy requiring such separation. In the event of a change in Board membership or a change in executive management, the Board, in the future, could consider updating its Guidelines to combine the roles of Chair and CEO. Any such amendments to our Guidelines will be made available on our website: www.wpcarey.com, under the heading “Governance” in our “Investors” section. The Company does not anticipate that it would seek prior input from our shareholders regarding any possible changes to Board leadership structure.
Oversight of Risk Management
The Board has overall responsibility for risk oversight. The Board believes that its risk oversight programs would be effective under a variety of board leadership frameworks and therefore do not materially affect its choice of leadership structure.
The Board reviews and oversees our Enterprise Risk Management (“ERM”) program, which is a Company-wide initiative that involves our senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. These activities involve the identification, prioritization and assessment of a broad range of risks, including operational, financial, strategic, and compliance risks, and the formulation of plans to manage these risks and mitigate their effects.
The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. It is for this reason that our Board elected to retain direct oversight responsibility for our ERM program rather than assign all oversight to a Board committee. The Board and its various committees regularly consult outside advisors and

2023 Proxy Statement 15

Board Governance
experts including auditors, law firms, cybersecurity experts and third-party consultants to anticipate future threats and trends and re-assess our risk environment periodically to ensure that we are adequately addressing risks.
Our risk oversight process builds upon Management’s risk assessment and mitigation processes, which includes the ERM program, a code of conduct that applies to all employees, executives and directors, and comprehensive internal controls. Our CEO, other executive officers and other members of our Management team regularly report to the Board and its committees to discuss short-term, intermediate-term and long-term strategic, operational, emerging, compliance, financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. At least once a year Management makes a formal presentation to the entire Board that describes significant risks to us, apprises the Board of our overall risk profile and helps ensure that such risks are being properly mitigated and managed.
Elements of risk management are also performed by various Board committees. For example, the Audit Committee meets with Management, its internal audit group, and PricewaterhouseCoopers LLP, our independent registered public accounting firm, to review risk controls in place. The Audit Committee also receives updates on cybersecurity on a quarterly basis and meets with the Chief Ethics Officer and Chief Legal Officer to review compliance policies and procedures and other compliance issues. While we do not have a Chief Compliance Officer, our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics subject to the oversight of the Nominating and Corporate Governance Committee. The Compensation Committee reviews the risks related to our compensation policies and practices and assesses the impact to our risk profile, at least annually. Management, with the Compensation Committee, regularly reviews our compensation programs, including incentives that may create and factors that may reduce, the likelihood of excessive risk taking in order to determine whether such programs present a significant risk to us. We also have an Investment Committee that assists us in managing investment risk. Additionally, we have established a risk appetite statement which articulates our philosophy and approach to managing its key risks and provides a common framework and a comparable set of measures for Management and the Board to clearly indicate the level of risk we are willing to accept in the pursuit of business objectives. Risk appetite is aligned to our strategy and allows us to be decisive in pursuing opportunities, while ensuring we are not exposed to excessive risk.
We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Cybersecurity
As part of the Board’s oversight of risk management, the Board periodically reviews our cyber-risks with Management and the actions we are taking to mitigate such risks. These actions include implementing industry-recognized practices for protecting systems, third-party monitoring of certain systems, and cybersecurity training for employees. Board oversight of risk is also performed as needed between meetings through the Audit Committee and through communications between Management and the Board.
Our information technology and internal audit teams utilize the NIST Cybersecurity Framework to identify and mitigate information security risks. We have not identified any information security breaches and maintain cybersecurity insurance coverage. Our information technology team oversees an active cybersecurity training program. For example, in January 2023 our information technology team held a tabletop exercise to consider different cybersecurity scenarios. The Company is also in the process of working with various third-party consultants to update its Incident Response Policy and Plan.
In addition, our information technology team has implemented periodic cybersecurity training campaigns for employees to keep them up to date on different types of cybersecurity attacks. Our internal audit team has also evaluated and monitored our internal controls in an effort to mitigate information security risks related to malware campaigns and phishing attacks.
Management Succession Plan
The Board discusses management succession regularly with our CEO in executive sessions. Management succession discussions generally focus on the CEO and other senior executive roles. The Board has regular and direct exposure to senior leadership and high-potential employees through Board meetings held throughout each year. Each year, our CEO presents a management succession plan to the Board for its review and consideration.
In addition, in order to minimize the potential disruption to our Company upon the unexpected resignation, termination, death, disability or other form of absence of our CEO, the Board has a CEO succession plan. The plan is intended to provide the Board and the Nominating and Corporate Governance Committee with contingency procedures upon such a succession of the CEO.
Director Independence
The Guidelines establish rules regarding the independence of our Directors, which we believe meet or exceed the Listing Standards of the New York Stock Exchange (the “NYSE”) and the rules of the SEC, and can be found under the heading “Governance” in the “Investors” section of our website, www.wpcarey.com. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2023. During this review, the Board considered any transactions and relationships between each Director nominee, or any member of his or her immediate family, and W. P. Carey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined any transactions and relationships between each Director nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the

16 2023 Proxy Statement

Board Governance
purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
The NYSE also requires that the Board determine whether a Director is “independent” for purposes of the NYSE Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as “independent” in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.
As a result, the Board has affirmatively determined that Director nominees Alexander, Beier, Calaway, Farrell, Flanagan, Hoysradt, Lewis, Niehaus, Stheeman and van Ommen are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, the rules of the SEC and the NYSE’s Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. Fox is not considered to be an independent Director because of his current employment as CEO of W. P. Carey.
The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2022 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such Directors were or are, as applicable, “independent” as defined in the NYSE Listing Standards and by the rules of the SEC.
Board Refreshment
The Board does not mandate Director retirement at a specified age, but instead remains committed to actively refreshing the Board based on annual performance reviews and an evaluation of the skills and experience necessary to fulfill the Board’s responsibilities to shareholders.
Board Nominating Procedures
The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members, management, shareholders, and outside advisors. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in “Shareholder Proposals” and “Other Communications with the Board” in the Corporate Governance section of this Proxy Statement.
Once a candidate has been recommended to the Corporate Secretary or Nominating and Corporate Governance Committee, there are a number of actions undertaken to complete a full evaluation of the candidate, including the following:

2023 Proxy Statement 17

Board Governance
Existing Board members are considered for nomination on an annual basis, by undertaking the following actions:
■Annual confidential performance review of the Board at the committee and individual Director levels;
■Discussion by Nominating and Corporate Governance Committee regarding nominations based on a review of Board needs and a Board performance review, with a recommendation to be made to the Board regarding nominations; and
■Discussion by the Board regarding recommended nominations, with a determination to be made regarding the slate of Directors to be nominated in the Proxy Statement.
There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a group of candidates who possess the background, skills, expertise, characteristics, integrity, and time to make a significant contribution to the Board, to the Company, and to its shareholders. The Board considers diversity in professional and personal experience, gender, race, age, ethnicity, and national origin when reviewing potential director nominees. The Board considers the entirety of each candidate’s credentials and evaluates each individual in the context of the Board as a whole, with the objective of recommending a Board that can best further shareholder interests through the exercise of sound judgment, using the diversity of its experience. In considering new candidates for nomination to the Board, the Nominating and Corporate Governance Committee and the Board evaluates the following:
■Board and Committee needs in order to be able to fulfill responsibilities related to strategic oversight, succession planning, ERM, and other fiduciary duties;
■Succession planning at the Board and Committee levels; and
■Individual characteristics, including:
-    Operating experience at senior levels;
-    Public company experience;
-    Real estate and investment expertise;
-    Board experience;
-    Strategic thinking with long-term view on value creation for shareholders;
-    Effective communication skills and secure decision-making skills;
-    Independence and absence of red flags; and
-    Diversity of backgrounds.
As part of the regular assessment of the Board structure and the Board refreshment process, the board determined to increase the size of the Board from ten to eleven directors in March 2022. The Board requested that the Nominating and Corporate Governance Committee identify and evaluate director candidates. The Committee established director nominee criteria, received recommendations from existing Board members, identified and corresponded with potential director candidates, evaluated the candidates’ credentials, and facilitated conversations between potential director candidates and management and other members of our Board. The Board determined that Ms. Elisabeth T. Stheeman brings to our Board expertise in financial services and real estate in Europe, and invited her to join the Board in December 2022.
Our Board feels confident that each of the eleven individuals we have nominated has the experience and skill sets necessary to fulfill all Board and Committee responsibilities. We encourage you to review our Board accomplishments and biographies and to vote for all eleven Board nominees.
Proxy Access
We have what we believe to be the most prevalent proxy access model, the “3/3/20/20” structure. The following is a summary of the provisions related to our proxy access bylaw and is qualified in its entirety by reference to a complete set of our Bylaws:
SHAREHOLDERS’ ELIGIBILITY TO NOMINATE
Our Bylaws generally permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous three years to include a specified number of director nominees in the Company’s proxy materials for our annual meeting of stockholders, as described below.
NUMBER OF SHAREHOLDER-NOMINATED CANDIDATES
The maximum number of shareholder-nominated candidates will be equal to the greater of: (a) two candidates or (b) 20% of the Directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Shareholder-nominated candidates that the Board determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum.
CALCULATION OF QUALIFYING OWNERSHIP
As more fully described in our Bylaws, a nominating shareholder will be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss).

18 2023 Proxy Statement

Board Governance
Under this provision, borrowed or hedged shares do not count as “owned” shares. A shareholder will be deemed to “own” shares that have been loaned by or on behalf of the shareholder to another person if the shareholder has the right to recall such loaned shares, undertakes to recall, and does recall such loaned shares prior to the record date for the annual meeting and maintains qualifying ownership of such loaned shares through the date of the meeting.
PROCEDURE FOR SELECTING CANDIDATES IN THE EVENT THE NUMBER OF NOMINEES EXCEEDS 20%
If the number of shareholder-nominated candidates exceeds 20% of the Directors in office, each nominating shareholder will select one shareholder-nominated candidate, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership until the permitted number of shareholder-nominated candidates is reached.
NOMINATING PROCEDURE
In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we mailed the proxy statement for the previous year’s annual meeting of stockholders, which we expect to be no earlier than November 14, 2023 and no later than December 14, 2023 for our annual meeting to be held in 2024 (the “2024 Annual Meeting”).
INFORMATION REQUIRED OF ALL NOMINATING SHAREHOLDERS
As more fully described in our Bylaws, each shareholder seeking to include a Director nominee in the proxy materials is required to provide certain information, including:
■Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting, and an agreement to maintain qualifying ownership through the date of the meeting;
■The shareholder’s notice on Schedule 14N required to be filed with the SEC;
■The written consent of the shareholder nominee to being named in the proxy statement and serving as a Director, if elected; and
■A completed Director questionnaire signed by the nominee.
Nominating shareholders are also required to make certain representations and agreements, including with regard to:
■Absence of intent to effect a change of control;
■Intent to maintain qualifying ownership through the date of the annual meeting;
■Only participating in the solicitation of their nominee or Board's nominees; and
■Complying with solicitation rules and assuming liabilities related to indemnifying the Company against losses arising out of the nomination.
INFORMATION REQUIRED OF ALL SHAREHOLDER NOMINEES
Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as Director, including certain items noted in our Bylaws that we believe are consistent with current market practice.
DISQUALIFICATION OF SHAREHOLDER NOMINEES
A shareholder nominee would not be eligible for inclusion in the proxy statement under certain circumstances enumerated in our Bylaws, which we believe to be consistent with current market practice.
SUPPORTING STATEMENT
Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). We may omit any information or statement that we believe would violate any applicable law or regulation.
Shareholder Amendment of Bylaws
Our Board has the power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Our shareholders also have the power to alter or repeal any provision of our Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

2023 Proxy Statement 19

Compensation of the Board of Directors
Our non-executive Directors are paid in two principal ways: an annual cash retainer and an annual restricted share award (“RSA”). For 2022, Directors were paid an annual cash retainer of $100,000 and an RSA (“Director RSA”) with a grant date value of $160,000 (or pro-rated amounts if the Director served for a portion of the year). Director RSAs are granted on or about July 1 of each year (although Directors may receive a pro-rated RSA if they commence service after July 1). Director RSAs, which are scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the same date as the annual grants for that year) and have voting rights, are granted under the W. P. Carey Inc. 2017 Share Incentive Plan (“2017 SIP”). Dividends are not paid currently on unvested Director RSAs granted under the 2017 SIP and instead accrue in cash and are distributed when the underlying award vests. The annual fees as of the date of this Proxy Statement paid to Directors for all positions held are set forth in the table below.

Cash		Stock
All Independent Directors	$100,000	Form of payment: An RSA granted on or about July 1, with a grant date value of $160,000.

Additional Fees:		Time of payment: Shares vest in full on the first anniversary of the grant.
Non-Executive Chair	$115,000
Audit Committee Chair	$20,000	Members of the Executive Committee do not receive additional compensation.
Compensation Committee Chair(1)	$20,000
Nominating and Corporate Governance Chair	$12,500
Investment Committee Chair	$7,500
Committee Member Retainer(2)	$7,500
1.Prior to July 1, 2022, the Compensation Committee Chair received an annual cash retainer of $17,500.
2.The Committee Member Retainer became effective July 1, 2022.

20 2023 Proxy Statement

Compensation of the Board of Directors
2022 DIRECTOR COMPENSATION TABLE
The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2022, including service on all committees of the Board, as described above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)

Mark A. Alexander	127,500	159,987	287,487
Constantin H. Beier(3)	78,750	199,959	278,709
Tonit M. Calaway	107,500	159,987	267,487
Peter J. Farrell	130,000	159,987	289,987
Robert J. Flanagan	107,500	159,987	267,487
Axel K.A. Hansing(4)	50,000	—	50,000
Jean Hoysradt	107,500	159,987	267,487
Margaret G. Lewis	120,000	159,987	279,987
Christopher J. Niehaus	230,000	159,987	389,987
Elisabeth T. Stheeman(5)	—	—	—
Nick J.M. van Ommen	107,500	159,987	267,487
1.Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) with respect to awards of 1,919 Director RSAs received on July 1, 2022. There were no option awards, non-equity incentive compensation, or non-qualified deferred compensation granted to the Non-Employee Directors during 2022. The grant date fair value per share of these annual Director RSAs, computed in accordance with FASB ASC Topic 718, was $83.37. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in our Annual Report.
2.The totals do not reflect dividends accrued during 2022 on the Stock Awards shown in the table because the dividends are reflected in the grant date fair values of the awards shown in the Stock Awards column.
3.Mr. Beier became a Director in March 2022 and received a pro-rated grant of 488 Director RSAs on April 1, 2022, valued at approximately $40,000, which was equal to one quarter of the annual $160,000 Director RSA grant in effect at that time, for his service on the Board through June 2022. The grant date fair value per share of this pro-rated grant of Director RSAs, computed in accordance with FASB ASC Topic 718, was $81.91. This pro-rated award vested on July 1, 2022.
4.Mr. Hansing did not stand for re-election at our 2022 Annual Meeting, and as such, only served as an independent Director for a portion of 2022.
5.Ms. Stheeman became a Director in December 2022 and did not receive any compensation in 2022.

2023 Proxy Statement 21

Compensation of the Board of Directors
DIRECTOR STOCK COMPENSATION TABLE
The following table reflects the Director RSAs, which were first granted in 2013, as well as any RSUs, which were granted from 2008 until 2012 (“Director RSUs”), and held by the individuals, as of December 31, 2022, if any. Director RSUs were immediately vested when granted and pay current dividend equivalents but the payout of the underlying shares, on a one-for-one basis, was required to be deferred until the Director’s service on the Board is complete.

Name	Total RSU Awards (#)	Total RSA Awards (#)

Mark A. Alexander	—	1,919
Constantin H. Beier(1)	—	2,407
Tonit M. Calaway	—	1,919
Peter J. Farrell	—	1,919
Robert J. Flanagan	—	1,919
Jean Hoysradt	—	1,919
Margaret G. Lewis	—	1,919
Christopher J. Niehaus	—	1,919
Elisabeth T. Stheeman(2)	—	—
Nick J.M. van Ommen	3,236	1,919
1.Mr. Beier became a Director in March 2022 and received a pro-rated grant of 488 Director RSAs on April 1, 2022.
2.Ms. Stheeman became a Director in December 2022 and did not receive any compensation in 2022.

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Corporate Governance
Shareholder Proposals
The date by which shareholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to our 2024 Annual Meeting is December 14, 2023, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.
In order for proposals submitted outside of Rule 14a-8 to be considered at the 2024 Annual Meeting, shareholder proposals, including shareholder nominations for Directors, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that shareholders are required to give advance notice to W. P. Carey of any business to be brought by a shareholder before an annual stockholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Corporate Secretary of W. P. Carey at the principal executive offices of the Company, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. In order to be timely, a shareholder’s notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of shareholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any shareholder proposals, including nominations for Directors, submitted outside of Rule 14a-8 to be voted on at the 2024 Annual Meeting must be received by W. P. Carey not earlier than November 14, 2023 and not later than December 14, 2023. However, in the event that the date of the 2024 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, for notice by the shareholder to be timely it must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2024 Annual Meeting.
In addition to satisfying advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2024, which is 60 days prior to the anniversary date of the 2023 Annual Meeting.
A copy of our Bylaws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.
Other Communications with the Board
We value your input. Shareholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chair of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chair of the Board at the principal executive offices of W. P. Carey Inc.
The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which, absent unusual circumstances or as contemplated by Committee charters, and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate.
Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics, that applies to our Directors, officers and employees. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:
■honest and ethical conduct;
■a culture of accountability, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
■compliance with applicable governmental laws, rules and regulations;
■a zero tolerance policy for bribes, kickbacks or similar payments of any kind;
■full and accurate information in our SEC reports and other public communications; and
■accountability for adherence to the Code of Ethics.

2023 Proxy Statement 23

Corporate Governance
A waiver of the Code of Ethics may only be granted by the Board or the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or NYSE regulations.
Our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics, subject to the oversight of the Nominating and Corporate Governance Committee.
Our Code of Ethics is available on our website, www.wpcarey.com, under the heading “Governance” in the “Investors” section. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.
Human Rights Policy
Human rights is a core value that we seek to embed at all levels of our business. We have adopted a Human Rights Policy that formalizes our commitment to principles that promote and protect human rights. Our Human Rights Policy applies to all of our employees, including part-time and temporary workers, tenants, as well as independent contractors. In addition, we have a Vendor Code of Conduct to communicate to our vendors our expectations regarding ethical business practices, commitments to human capital and rights, corporate governance and regulatory compliance, and environmental sustainability. Our Human Rights Policy is available on our website, www.wpcarey.com, under the heading “Governance” in the “Investors” section. Our Vendor Code of Conduct is available on our website at www.wpcarey.com/vendor-code-of-conduct.
Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements
It is our policy to prohibit all bribes, kickbacks or other similar payments, or anything else of value in any form, made or given directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. We comply with all applicable laws and adhere to the highest level of ethical conduct, including international anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws in other jurisdictions. In that regard, we have adopted an Anti-Bribery and Foreign Corrupt Practices Act Policy that is posted on our employee portal and periodically distributed to appropriate personnel, and we ensure compliance with that policy by monitoring our activities abroad and through periodic employee training.
In addition, we have policies and procedures in place that promote and articulate our compliance with U.S. economic sanctions administered by the U.S. Department of Treasury, Office of Foreign Assets Control in all facets of our operations. We use a screening vendor with respect to all payments that we initiate. Our Economic Sanctions Compliance Policy is periodically distributed to appropriate personnel.
Conflicts of interest, while not prohibited in all cases, may be harmful to W. P. Carey and therefore must be disclosed in accordance with the Code of Ethics. Our Chief Ethics Officer or, in his or her absence, our Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.
Certain Relationships and Related Party Transactions
POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS
Our executive officers and directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and directors have an obligation to act in the best interest of W. P. Carey and to put such interests at all times ahead of their own personal interests. In addition, all of our employees, officers and directors should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company’s interests. According to our written Code of Ethics, a conflict of interest occurs when a person’s private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of W. P. Carey. The following conflicts of interest are prohibited, and each employee, officer and director must take all reasonable steps to detect, prevent, and eliminate such conflicts:
■Working in any capacity – including service on a board of directors or trustees, or on a committee thereof – for a competitor while employed by W. P. Carey.
■Competing with W. P. Carey for the purchase, sale or financing of property, services or other interests.
■Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from W. P. Carey. Applicable policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.
If there are any potential related party transactions, all of the relevant material facts and the related person’s interest in the transaction will be reviewed by the Board before approval is granted under the Company’s written procedures. A permitted related party transaction must be considered to be in the best interests of W. P. Carey.

24 2023 Proxy Statement

Corporate Governance
TRANSACTIONS WITH MANAGED PROGRAMS
We have historically earned revenue from the management of non-traded real estate investment programs. On August 1, 2022, one of our former investment programs, Corporate Property Associates 18 – Global Incorporated (“CPA:18 – Global”), merged with and into one of our indirect subsidiaries (the “CPA:18 Merger”). Following the close of the CPA:18 Merger, our advisory agreements with CPA:18 – Global were terminated. As of the date of this Proxy Statement, we continue to act as the advisor to Carey European Student Housing Fund I, L.P. (“CESH” and, together with CPA:18 – Global through the date of the CPA:18 Merger, the “Managed Programs”) and currently expect to do so through the end of its life cycle. For more information regarding these transactions and the fees received by W. P. Carey from the Managed Programs, see Notes 3 and 4 to the consolidated financial statements in the Annual Report on Form 10‑K for the year ended December 31, 2022.

2023 Proxy Statement 25

Overview of our ESG Program

“By its nature, our work promotes jobs and prosperity. Doing Good While Doing Well means that when we are financing properties for companies, we are also helping the communities those companies serve. It is important to always ask, What is the impact of what we are doing? What is good for society? What is good for the country?”
—Wm. Polk Carey, Founder, W. P. Carey Inc. 2001

We believe that good corporate governance includes being a good corporate citizen and that it is our responsibility to give back to our communities. Our ability to recruit and retain a talented and diverse workforce, to be welcomed in our communities, and to address the challenge of climate change, depends on communicating and living our two core values: Investing for the Long Run and Doing Good While Doing Well.
We strive to be a leader in ESG over the long-term, and our ESG Report provides a comprehensive overview of our ESG program and initiatives. Our ESG program is overseen by the Nominating and Corporate Governance Committee of our Board, to which we report regularly, and our ESG program is also reviewed annually by the full Board. Our ESG Committee is comprised of members throughout the organization to coordinate progress and reporting throughout our organization.
Frequent dialogue with our investors provides us with insights on the topics that are most important to them, including ESG related topics, and accordingly, during 2022, we met with approximately 270 equity and fixed income investors.
Environmental Practices
IN OUR PORTFOLIO
As a net lease real estate investment trust (“REIT”), substantially all of our properties are leased to our tenants on a triple-net basis, whereby tenants are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices. Despite this lack of direct control, we strive to lead the net lease industry in environmental sustainability by taking a proactive and transparent approach to quantifying and reducing our global carbon footprint. Our Climate Disclosure Working Group, led by our Director of ESG Reporting and Engagement and comprised of members of our Asset Management, Accounting, Corporate Finance, Legal and Technology departments, is focused on fostering knowledge of, and preparedness for, required and voluntary disclosure and the sourcing, review and validation of a consistent set of content and metrics. Our Sustainability Team, comprised of members of our Asset Management Department, leads the data collection and analysis, tenant engagement and sustainable building practice initiatives. We have developed a platform to gather tenant energy usage data globally using scalable technology. The platform aids us in determining the carbon footprint of our portfolio, identifying outliers and opportunities, and reporting to third-party benchmarking organizations, such as the Global ESG Benchmark for Real Assets (“GRESB”) and Carbon Disclosure Project (“CDP”).
In 2022, the team collected approximately 37% of tenant electricity usage data as a percentage of ABR. We will continue to identify and evaluate property-level sustainability opportunities within our portfolio, which we believe can reduce carbon footprints and also represent attractive investments. We believe that improving the quality of our assets, increasing renewal probabilities and deepening tenant relationships will enhance the overall value of our portfolio. Sustainable buildings reduce tenant operating costs and are more likely to attract high quality tenants, improving renewal outcomes and driving higher rents.
Of the new investments we made in 2022, three were in green certified buildings, representing approximately 9.0% of our total investment volume and 1.1 million square feet. We continue to enhance the ESG aspect of our investment underwriting, looking not only at the environmental impact of a property and how it can be improved, but also reviewing the governance and social practices of the tenant company as we consider our investment. We also continue to add Green Lease provisions to our leases, including 27 leases in 2022 totaling $97.5 million of ABR and 16.8 million square feet as of December 31, 2022.
As of December 31, 2022, our portfolio was comprised of 7.5 million square feet of sustainable real estate, including nine LEED certified buildings and 15 BREEAM certified buildings.
In addition, we issued our green bond allocation report in connection with a $350 million offering of 2.450% Senior Unsecured Notes due 2032.

26 2023 Proxy Statement

Overview of our ESG Program
IN OUR OFFICES
On a day-to-day basis, we reinforce our commitment to sustainability by how we conduct ourselves within our offices. We:
■Operate out of our NYC headquarters, which is located in a LEED-Gold and WELL Health-safety(1) rated building fully-powered by renewable energy;
■Educate our employees about recycling and going plastic-free;
■Use sustainable materials in our office, including compostable and recycled paper and kitchen products, and provide all of our employees with branded water bottles and mugs to minimize the use of single-use paper products;
■Enrolled in our landlord's new composting program at our NYC headquarters;
■Use electronic processing systems for vendor invoices, employee expenses and payment processing; and
■Transitioned to an online booking system for travel, which allows for data collection for purposes such as carbon footprint calculation.
Social Responsibility
HUMAN CAPITAL MANAGEMENT
Training and Development
When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to make W. P. Carey a great place to work and to attract and surround ourselves with top talent and a diverse workforce; we want to enhance their lives in and out of the office as they progress and grow with the Company. We offer various levels of training including “Respect in the Workplace,” skills training, Diversity, Equity & Inclusion, executive coaching, as well additional training including safety and cybersecurity. We are pleased to report that our “Respect in the Workplace” training, which covers sexual harassment issues and other aspects of workplace conduct, saw 100% participation for active employees as of December 31, 2022. Our median tenure is 5.3 years and our voluntary turnover rate for 2022 was 10%, significantly lower than the turnover rates for the financial services and real estate industry peers.
In 2022, we’re proud to have achieved our U.S. certification as a Great Place to Work®. 98% of participants responded that management is honest and ethical in its business practices, 96% feel good about the ways we contribute to the community and 96% believe we’re a Great Place to Work®.
Our Conversations@Carey educational series aims to help employees gain broader perspectives and has featured external speakers, internal interviews and Q&A sessions. By engaging with our employees and investing in their careers through training and development, we are building a talented workforce capable of executing our business strategies. In 2022, our employees completed more than 1,900 total training hours, with an average of 10 training hours per employee.
Diversity, Equity & Inclusion (“DEI”)
W. P. Carey has always believed in the power of diversification, and a diverse workforce is no exception. We strive to make our Company an inclusive environment where everyone is welcome, respected, treated fairly and has the resources and opportunities to advance in their careers.
As of December 31, 2022, we had 193 employees ranging in age from 21 to 77, with an average age of 38. Employees who identify as women represented 46% of our global workforce, 46% of our managers and 33% of our Operating Committee. Our employees, located in New York, Amsterdam, London and Dallas, represent various backgrounds and speak 22 languages.
1.Created by the International WELL Building Institute, the WELL Health-Safety Rating is an evidence-based, third-party verified rating that recognizes building owners and operators for implementing operational policies, maintenance protocols, stakeholder engagement and emergency plans to prioritize the health and safety of their building occupants in a post-COVID-19 environment.
2.Percentages may not total 100% due to rounding. U.S. Race and Ethnicity data is collected by our Human Resources Department.

2023 Proxy Statement 27

Overview of our ESG Program
Our people are critical to our success and, in an effort to ensure they are recognized accordingly, we conduct regular pay equity analyses of our employee population with the assistance of external legal counsel and labor economists working under their supervision, taking into account performance, skill and experience level, with the aim of identifying any pay disparities among comparable roles.
As our Company continues to grow, we want to ensure that all of our employees and their families feel supported and represented. Our healthcare coverage includes family and domestic partner benefits, paid at 100% and we offer financial benefits to assist our employees with adoption and surrogacy expenses. We recently enhanced our egg freezing benefits for our employees, their spouses and partners, reflecting our commitment to support the growing families of our workforce. We also introduced company-paid vision insurance and a Lifestyle Spending Account to meet the evolving needs of our diverse workforce.
Our 2022 DEI initiative focused on education, as well as helping to facilitate conversations around race, sexual orientation and gender identity, national origin, creed and other important topics that enable us to translate our beliefs as a Company into action. During 2022, we:
■Made donations to the Gift of Adoption, Autism Speaks, the Honor Foundation and Schools That Can, among many other organizations;
■Conducted firm-wide DEI training, with 100% participation by active employees as of December 31, 2022;
■Hosted Dr. Matthew Delmont, author and Professor of History at Dartmouth College, for a special Black History Month edition of Conversations@Carey;
■Participated in NYC Pride and Juneteenth NYC events;
■Participated in several in-person volunteer events with the Dominican Women's Development Center, Netherlands Cares and Friends of the High Line; and
■Were included as a constituent in the Bloomberg Gender-Equality Index for a third consecutive year.
As we recognize that real change takes time and sustained effort, we are committed to supporting a diverse workforce and an inclusive culture at W. P. Carey. With a focus on recruiting, training and education, benefits and programming, and employee engagement, we seek to do our part in dismantling systemic racism and creating a more equitable, just and inclusive society.
Employee Health and Wellness
The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address the changing needs of all of our employees and their dependents. Highlights of our U.S. benefits program include:
■Company-paid medical, vision and dental insurance, including family and domestic partner coverage, at 100%;
■Carey Fund, which provides each employee with $2,000 per year for healthcare costs not covered by insurance;
■Lifestyle Spending Account, which provides each employee with $3,000 per year for physical, financial and emotional wellness and transportation reimbursements;
■Company-paid life and AD&D insurance;
■Short-term disability, including an eight-week continuation of pay program at 100% of base salary;
■Competitive vacation and leave policies, including primary and secondary caregiver leave; and
■Employee Assistance Program, which allows employees to access counseling, legal and financial planning referrals, caregiver referrals and other resources.
In addition, our Carey Wellness program provides our employees with education and practical guidance on nutrition, stress management and general healthy living matters that they can apply both in and out of the office.
Financial
■Competitive compensation programs;
■Firm-sponsored profit-sharing plan under which the Company contributes 10% of an employee’s total cash compensation, up to an annual limitation ($30,500 for 2022), into the employee’s retirement account;
■Employee-funded 401(k) and Roth 401(k) plans;
■Employee share purchase plan;
■Long-term incentive plan;
■Adoption, surrogacy and egg-freezing financial support;
■Flexible spending accounts (medical/dependent care);
■Grants of restricted stock units for milestone anniversaries; and
■Charitable contribution matching program by the W. P. Carey Foundation.

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Overview of our ESG Program
CORPORATE CITIZENSHIP
Wm. Polk Carey established the W. P. Carey Foundation in 1990 with a primary mission to support educational institutions and to promote business education, with the larger goal of improving America’s competitiveness in the world. As a result of its support, thousands of young people around the country and abroad have seen increased educational opportunities.
As good stewards of our communities, W. P. Carey continues to support educational programs as well as hospitals, museums and other community organizations, and in 2022, donated more than $610,000, an increase of over 10% from 2021. In addition, to continue Wm. Polk Carey’s mission to encourage personal generosity, in the spirit of “Doing Good While Doing Well,” the W. P. Carey Foundation supports the philanthropic activities of the W. P. Carey community by matching certain charitable contributions made by our employees and directors. In 2022, the Foundation matched over $150,000 in employee and director contributions. It also bestows the “Carey the Torch” award on a W. P. Carey employee who made an exceptional impact on his or her community and society as a whole during the year. The Foundation made a $10,000 contribution to the qualified charity of the winner’s choice and the Company awarded a $1,000 prize to the employee who was selected as the Carey the Torch recipient. In 2022, the Foundation also awarded a runner-up prize to a second W. P. Carey employee.
CAREY FORWARD
Our Carey Forward program was established in 2012 shortly after the passing of Wm. Polk Carey and was inspired by his generosity. We have continued growing the Carey Forward program by demonstrating a sustained enthusiasm for building and fostering productive relationships between our Company and our communities. The program is funded by the Company and encourages employees to become involved in philanthropic and charitable activities, devote their time and resources to meaningful causes and initiatives, and bring to philanthropic and community organizations the same level of skill and excellence they devote to their professional responsibilities. Although the organizations and activities we support can vary, our focus is often on youth development and education, hunger relief, healthcare, and arts and restoration. In 2022, we continued our engagement with Student Sponsor Partners, providing high school students with financial support and mentorship. Our employees participated in NYC’s Pride, supported Juneteenth NY and volunteered at Friends of the High Line and the food pantry run by the Dominican Women’s Development Center.
KEY 2022 CORPORATE CITIZENSHIP HIGHLIGHTS
■Together with the W. P. Carey Foundation, we donated to several organizations, including the American Red Cross, to support the Ukraine Humanitarian Crisis;
■Donated more than $20,000 to help fight childhood hunger through City Harvest’s Skip Lunch Fight Hunger campaign;
■Fielded a team of 25 individuals to run the New York City Marathon, and, together with the W. P. Carey Foundation raised over $155,000 for NewYork-Presbyterian Hospital; and
■Volunteered at the Dominican Women’s Development Center, Netherlands Cares and Friends of the High Line.
Governance
We believe that a company’s tone is set at the top and are proud to report on our Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:
■A separation between our Non-Executive Chair and our CEO;
■A Board comprised of all independent directors except for the CEO;
■Board comprised of 36% women;
■Opted out of Maryland staggered board provisions;
■Annual election of directors via majority voting;
■The absence of a poison pill;
■A considered approach to executive compensation and reliance on a carefully constructed group of compensation peers;
■Sound compensation practices, including an anti-hedging policy, a clawback provision, meaningful limits on pledging, strong director and executive stock ownership guidelines, and a robust annual compensation risk assessment;
■Board review of management succession plans;
■Consideration of diversity in professional and personal experience, gender, race, age, ethnicity, and national origin when reviewing potential director nominees;
■A limitation on over-boarding by our directors, with a maximum of four public company boards (including that of the Company, but excluding any of our affiliates), with members of the Audit Committee limited to serving on three such boards and our CEO limited to serving on two such Boards;
■Adopted a Human Rights Policy; and
■Publication of a standalone ESG report, prepared in accordance with GRI standards.
These governance provisions are supplemented by our Code of Business Conduct and Ethics, Human Rights Policy and procedures governing related party transactions, which are important elements of our overall approach to governance and are described below.

2023 Proxy Statement 29

Executive Officers
The Company’s executive officers are determined by our Board. The executive officers as of the date of this Proxy Statement are as follows:

Jason E. Fox, Chief Executive Officer, Age 50
Mr. Fox became CEO on January 1, 2018 and has been an executive officer since 2015. Since he is also a Board member, his biography appears on page 9 in Proposal One: Election of Eleven Directors.

John J. Park, President, Age 58
W. P. Carey Inc.:
■President (since January 2018)
■Director of Strategy and Capital Markets (since 2016)
■Various roles (since 1987)
W. P. Carey Foundation: Trustee (since 2013)
Mr. Park first joined the Company as an investment analyst and has served in various capacities for over three decades. During his tenure, he has spearheaded the transactions that have transformed the Company, including the consolidation and listing of CPA:1–9 as Carey Diversified LLC in 1998, its merger with W. P. Carey & Co. Inc. in 2000; the liquidity transactions of CPA:10, CIP, CPA:12 and CPA:14; W. P. Carey’s merger with CPA:15 and REIT conversion in 2012; W. P. Carey’s merger with CPA:16 in 2014; W. P. Carey’s merger with CPA:17 – Global in October 2018; and W. P. Carey’s merger with CPA:18 – Global in August 2022. Mr. Park is responsible for the Company’s strategic development, including mergers and acquisitions and capital markets activities. He sits on the Company’s Operating Committee. The Board designated Mr. Park as an executive officer in March 2016.

ToniAnn Sanzone, Chief Financial Officer, Age 46
W. P. Carey Inc.:
■Chief Financial Officer (since 2017; Interim 2016-2017)
■Chief Accounting Officer (2015-2016)
■Global Corporate Controller (2013-2015)
Ms. Sanzone has helped to guide the Company through its rapid evolution in recent years and is responsible for overseeing vital financial and risk mitigation functions in both the U.S. and Europe, including accounting and financial reporting, corporate finance, information technology, internal audit, tax and treasury. She sits on the Company’s Operating Committee. Ms. Sanzone also served as Chief Financial Officer of CPA:18 – Global until its merger with and into the Company in August 2022. Prior to joining the Company, Ms. Sanzone served as Corporate Controller and in various other capacities at iStar Inc. (NYSE: STAR), a publicly traded REIT, from 2006 to 2013 and held various accounting and financial reporting roles at Bed Bath and Beyond, Inc. (NASDAQ: BBBY) from 2004 to 2006. Ms. Sanzone also occupied various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004 and is a Certified Public Accountant. The Board designated Ms. Sanzone as an executive officer in October 2016.

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Executive Officers

Gino M. Sabatini, Managing Director and Head of Investments, Age 54
W. P. Carey Inc.:
■Head of Investments (since 2016)
■Head of U.S. Net Lease Investments (2015-2016)
■Co-Head of Global Investments (2012-2015)
■Co-Head of Domestic Investments (2011-2012)
■Various roles in the Investment Department (since 2000)
Mr. Sabatini is responsible for the sourcing, negotiating and structuring of investments in North America and Europe. In his over two decades with the Company, Mr. Sabatini has participated in and managed all aspects of the investment process. Mr. Sabatini sits on the Company’s Operating Committee. The Board designated Mr. Sabatini as an executive officer in January 2018.

Brooks G. Gordon, Managing Director and Head of Asset Management, Age 39
W. P. Carey Inc.:
■Head of Asset Management (since 2016)
■Head of North American Asset Management (2014-2016)
■Various roles in the Asset Management Department (since 2006)
The Hinckley Company: Board Member
Mr. Gordon oversees asset management activity across all property types in North America and Europe. He began his career with the Company over 15 years ago and has spearheaded the Company’s proactive asset management strategy, including a focus on organic investment opportunities and developing an agile, data-driven approach to management of the Company’s growing portfolio. Mr. Gordon serves as co-head of the Company’s ESG Committee and sits on the Operating Committee. The Board designated Mr. Gordon as an executive officer in January 2018.

2023 Proxy Statement 31

Proposal Two:
Advisory Vote on Executive Compensation
The Board and the Compensation Committee, which is responsible for designing and administering W. P. Carey’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.
At our annual meeting of stockholders held on June 11, 2020, the Board recommended, and stockholders voted, to hold this advisory vote, known as a “Say-on-Pay” vote, every year, with which the Board agreed. Accordingly, and pursuant to SEC rules (and Section 14A of the Securities Exchange Act of 1934), in this Proposal Two, shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of W. P. Carey approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in this Proxy Statement.
Our goal is to maintain an executive compensation program that fosters the short- and long-term goals of the Company and its shareholders. We seek to accomplish this goal by motivating our senior leadership group to achieve a high level of financial performance. We believe that our executive compensation program is designed to align executive pay with performance and to motivate management to make sound financial decisions that increase the value of the Company.
Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast by the stockholders at the virtual meeting, or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board, the Compensation Committee, or W. P. Carey.

The Board recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving the Company’s executive compensation.

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Executive Compensation
Compensation Discussion and Analysis
The following pages discuss the process and philosophy guiding compensation decisions for the following NEOs during 2022:
■Jason E. Fox – Chief Executive Officer
■John J. Park – President
■ToniAnn Sanzone – Chief Financial Officer
■Gino M. Sabatini – Head of Investments
■Brooks G. Gordon – Head of Asset Management
Compensation Principles
The Company’s executive compensation programs have continued to evolve in structure but follow three basic principles, first established by the Company’s late founder, Mr. Wm. Polk Carey:

1	Compensation levels should be conservative and prudent	2	Compensation should adequately reward those who create value for the Company and its shareholders	3	Compensation should be tied to the financial performance of the Company

■ The Compensation Committee annually reviews the pay levels of our NEOs against our peers and generally finds our base salaries to be conservative and total compensation aligned with the median among our peers.

■ Approximately 70% of CEO pay and approximately half of the remaining NEOs' pay opportunity is provided through equity-based compensation tied to long-term performance and vesting.
■ The Compensation Committee believes that senior management pay outcomes over time should be aligned with the shareholder experience.
■ Further, each of our NEOs is subject to rigorous stock ownership guidelines.

■ For 2022, 88% and 83% of the pay opportunity for our CEO and remaining NEOs, respectively, was at risk and subject to Company and/or stock price performance.
■ The Compensation Committee maintained the structure of our annual and long-term incentive plans for 2022 and incorporated an element to recognize accomplishments on our key strategic initiatives for our CEO’s annual cash bonus award.
■ The ultimate value of our current annual performance-based equity awards is tied to long-term RE AFFO(1) per share growth and relative TSR, defined below, which reflects the Company’s performance.

1.See Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in our consolidated financial statements for the fiscal year ended December 31, 2022.
2022 Business Highlights
In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2022 compensation levels for the NEOs to help ensure alignment with the Company’s performance in 2022. Among these factors were:
■The Company’s financial and market performance compared to prior years;
■Performance against predefined objectives, including financial metrics and new investments; and
■Performance versus a peer group of companies as well as the REIT industry and broader economic environment.
■Total shareholder return – The Compensation Committee focused particularly on TSR performance. Over the past 1-, 3-, 5-, and 10-year periods the Company delivered 0.5%, 16.1%, 51.2%, and 168.4% returns, respectively. Further, as shown in the graphs below, the Company outperformed the MSCI US REIT Index for all four periods. As discussed under Long-Term Incentive Awards below, TSR performance, in addition to being factored into 2022 compensation decisions, directly impacts the payout of outstanding PSUs granted in prior years because TSR relative to the MSCI US REIT Index is one of the two performance metrics utilized to determine the PSU payout level.

2023 Proxy Statement 33

Executive Compensation
W. P. CAREY RANK VERSUS COMPANIES IN THE MSCI US REIT INDEX

1-Year	3-Year	5-Year	10-Year

#10 out of 128	#27 out of 124	#30 out of 120	#20 out of 86
■Dividends – With a focus on paying stable and increasing dividends, during 2022 the Company declared dividends totaling $4.24 per share, representing an attractive dividend yield over 5%.
■RE AFFO(1) – The Compensation Committee also concentrated on RE AFFO per share, as the non-GAAP earnings metric most focused on by investors to better understand and measure the performance of our business over time and against similar companies. Our RE AFFO per share was $5.20 for 2022. As discussed under Annual Cash Incentives and Long-Term Incentive Awards below, RE AFFO per share directly impacts both the annual cash bonus payments and the payout of PSUs.
■Investment Volume – The Company completed investment volume of $1.42 billion, at a weighted average cap rate of 6.3% and a lease term of 20 years, in addition to the $2.2 billion of assets acquired through the CPA:18 Merger.
■Balance Sheet – The Company remains in a strong capital position with ample liquidity and moderate use of leverage. Despite a turbulent capital markets backdrop, the Company successfully raised attractively priced debt and equity capital, ending the year with a strong liquidity position totaling $2.2 billion. The continued improvements in the Company’s credit profile were recognized by the ratings agencies with credit upgrades to Baa1 by Moody’s and BBB+ by S&P.
Compensation Highlights
2022 BASE SALARIES:
For 2022, the Compensation Committee approved salary increases for four of the NEOs. These increases were influenced by a market assessment, conducted by the Committee's independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), and supported by the progress made toward achieving the Company's strategic goals.
2022 BONUS PAYMENTS:
Our NEOs earned bonuses ranging from 90.6% to 140% of the target award. Our 2022 annual cash bonus plan included three financial metrics: RE AFFO(1) per share (weighted 70%), Net Debt to Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”)(1) (weighted 20%), and Cash Interest Expense Coverage(1) (weighted 10%). Each metric provided for a maximum payout of 150% of target, a target payout of 100%, and a threshold payout of 50% of target, with zero payout for performance below the threshold level. We achieved maximum performance on the RE AFFO per share, Cash Interest Expense Coverage paid above threshold, and above target performance on Net Debt to Adjusted EBITDA. The Compensation Committee determined to fund the bonuses at the formulaic outcome and did not exercise any discretion with respect to the payouts.
Two of our NEOs, Mr. Fox and Mr. Sabatini, receive bonuses tied to additional metrics besides the three financial metrics described above. One-third of Mr. Fox’s bonus is determined based on our strategic accomplishments, and he earned a bonus of 126.7% of target based on the overall Company goals and strategic accomplishments. Two thirds of Mr. Sabatini’s bonus is measured against performance of the Investments Department that he leads, and he earned a bonus of 90.6% of target based on the overall Company goals and the Investments Department’s goals.
2020-2022 PERFORMANCE SHARE UNIT AWARD PAYOUTS:
In early 2020, PSUs were granted contingent on three-year performance against pre-established metrics (RE AFFO(1) per share growth and TSR relative to the constituents of the MSCI US REIT Index) up to 300% of target. In early 2023, the Compensation Committee certified performance achievements and approved a payout equal to 221.4% of target to all holders of such awards, including all of the NEOs.
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

34 2023 Proxy Statement

Executive Compensation
2022 LONG-TERM INCENTIVE GRANTS:
The Compensation Committee maintained the same type of long-term incentive grants as in prior years and in 2022 authorized grants to the NEOs in the form of PSUs and time-based RSUs. To further enhance alignment with shareholder outcomes, in 2022, the Compensation Committee increased the portion of grants in PSUs to our NEOs from 50% to 60%, with grants in RSUs decreasing from 50% to 40% to create a greater connection between our multi-year performance and the actual payouts realized by our NEOs. RSUs vest in equal annual installments over a three-year period. PSUs measure performance over a three-year period (2022-2024) and vest based on performance measured against two evenly weighted metrics, TSR relative to the constituents of the MSCI US REIT Index and RE AFFO per share growth.
RESULTS OF 2022 ADVISORY VOTE ON EXECUTIVE COMPENSATION:
At our 2022 Annual Meeting, more than 90% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee considered the outcome of that advisory vote to reflect approval of the Compensation Committee’s compensation philosophy and implementation. However, the Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes and any other shareholder feedback when making future compensation decisions for the NEOs.
COMPENSATION PHILOSOPHY AND DECISION MAKING PROCESS:
The Company’s compensation philosophy and its processes for compensating executive officers are overseen by the Compensation Committee. The Compensation Committee currently consists of four directors, each of whom is independent within the meaning of the Listing Standards of the NYSE. The Compensation Committee’s responsibilities include setting the Company’s executive compensation principles and objectives, setting and approving the compensation of executive officers, and monitoring and approving the Company’s general compensation programs.
The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Compensation Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for NEOs from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.
Compensation Philosophy
The Company’s compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Compensation Committee believes that a blend of incentive programs is the most appropriate way to encourage the achievement of outstanding financial performance, and alignment with shareholders. In determining the compensation of our NEOs, the Compensation Committee generally relies on formulaic incentive programs, while maintaining the ability to exercise its best judgment and take into account the many aspects of performance that make up an individual’s contribution to the Company’s success, including teamwork, creativity, good judgment and integrity.
For 2022 compensation, the Compensation Committee examined a broad range of information on financial performance, as described above. The Compensation Committee also reviewed information on the performance of and contributions made by individual executive officers (other than the CEO) and, in doing so, placed substantial reliance on information received from, and the judgment of, the CEO. The Compensation Committee’s decisions with regard to CEO compensation are made in executive session in consultation with its independent compensation consultant. The Compensation Committee also periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points for all NEOs. The Compensation Committee strives to provide target pay opportunities (including base, bonus and long-term incentives) that generally fall within a 15% range of the median of the market but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.
Role Of The Independent Compensation Consultant
The Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters. During 2022, the Compensation Committee continued to engage FW Cook as its independent compensation consultant. FW Cook conducts independent studies and provides objective advice on executive and non-employee director compensation. FW Cook’s role with the Company is as an adviser to the Compensation Committee on executive compensation matters. Each year, the Compensation Committee conducts an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FW Cook. In conducting that assessment for 2022, the Compensation Committee reviewed a variety of factors, including those required by SEC rules, and determined that no such conflict of interest existed and that they are independent under the applicable SEC and NYSE listing independence criteria.
Peer Comparison Group
When determining compensation levels for the NEOs, the Compensation Committee considers several external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to the Company, as noted below, and with whom

2023 Proxy Statement 35

Executive Compensation
the Company competes for executive talent. FW Cook annually reviews the peer group to confirm the overall reasonableness of the group for compensation and design benchmarking purposes. The Compensation Committee then determines what changes, if any, are appropriate.
The companies included in the peer group generally have the following characteristics:
■Companies operating as publicly traded, internally-managed REITs;
■Companies within a reasonable size range, primarily measured by market capitalization and enterprise value; and
■Companies meeting additional qualitative criteria intended to identify those most similar in business model and asset mix to the Company, including factors such as: net lease focus, exposure to multiple asset classes, national diversity, diversified tenant base, and international operations.
In March 2021, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2022 pay decisions. Based on the review, the Compensation Committee determined to remove Colony NorthStar (now known as DigitalBridge), Macerich Company, and Prologis and to add Gaming and Leisure Properties, Medical Properties Trust, and Omega Healthcare. These changes were intended to better position the Company within a reasonable range of median on key size metrics and focus on REITs meeting more of the qualitative criteria.

Peer Group (used to inform 2022 pay decisions)

Alexandria Real Estate	Healthpeak Properties	Realty Income Corporation
Brixmor Property Group	Kimco Realty Corporation	STORE Capital
Digital Realty Trust	Medical Properties Trust	Ventas
EPR Properties	National Retail Properties	VEREIT
Gaming and Leisure Properties	Omega Healthcare	Welltower
Peer Group Changes
In March 2022, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2023 pay decisions. Based on the review, the Compensation Committee determined to remove VEREIT due to its acquisition by Realty Income and to add Duke Realty to align with its goal of positioning the Company within a reasonable range of median on key size metrics while considering the applicable qualitative criteria.

Peer Group (used to inform 2023 pay decisions)

Alexandria Real Estate	Gaming and Leisure Properties	Omega Healthcare
Brixmor Property Group	Healthpeak Properties	Realty Income Corporation
Digital Realty Trust	Kimco Realty Corporation	STORE Capital
Duke Realty	Medical Properties Trust	Ventas
EPR Properties	National Retail Properties	Welltower

36 2023 Proxy Statement

Executive Compensation
Elements of Compensation
The Company uses base salary, annual cash incentives, and long-term equity incentives, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company’s approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards vesting over time helps to promote a long-term perspective and further align management’s interests with that of the Company’s shareholders.

Element	Form	Compensation Objectives and Key Features

Base Salary	Fixed Cash
■ Fixed compensation component that provides a base level of competitive cash to compensate the executive officer for the scope and complexity of the position.
■ Amounts based on an evaluation of the executive officer’s experience, position and responsibility; intended to be competitive in the marketplace to attract and retain executives.

Annual Cash Incentive Award	Performance-Based Cash
■ Variable cash compensation component that provides an incentive opportunity based on performance against objective Company performance metrics, RE AFFO(1) per share, Net Debt to Adjusted EBITDA(1), and Cash Interest Expense Coverage(1) for 2022, subject to the Compensation Committee’s discretion based on its assessment of overall Company strategic and individual performance.
■ For 2022, 33% of Mr. Fox’s bonus opportunity included measurement against strategic goals established by the Committee, and two thirds of Mr. Sabatini’s bonus was measured against performance of the Investment Department that he leads.

Long-Term Equity Incentives	Performance Stock Units and Restricted Stock Units
■ Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term shareholder value, and to motivate our management to achieve long-term growth for the Company.
■ For 2022, PSU awards under the long-term incentive plan (“LTIP”) are tied to three-year performance of absolute RE AFFO(1) per share growth and relative TSR versus the constituents of the MSCI US REIT Index.
■ RSU awards vest in equal annual installments over a three-year period.

1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.
The Compensation Committee strives to provide target pay opportunities (including base, annual bonus and long-term incentives) that generally fall within a 15% range of the median of the market but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.
Base salary generally comprises a relatively small portion of our CEO and other NEO pay (12% and an average of 17% in 2022, respectively). The equity portion of pay has tended to represent the largest portion of our CEO and other NEO total pay (70% and an average of 50% in 2022, respectively), based on the Compensation Committee’s philosophy of aligning executive compensation with Company performance and shareholder interests.
The table below summarizes the 2022 elements of compensation and resulting target total compensation for each of the NEOs:

Executive	Base Salary ($)	Target Annual Cash Incentive Opportunity ($)	Target Long-Term Equity Grant ($)	Target Total Compensation ($)

Jason E. Fox	1,000,000	1,500,000	6,000,000	8,500,000
John J. Park	550,000	1,000,000	1,675,000	3,225,000
ToniAnn Sanzone	550,000	750,000	1,900,000	3,200,000
Gino M. Sabatini	500,000	1,500,000	1,250,000	3,250,000
Brooks G. Gordon	425,000	550,000	950,000	1,925,000

2023 Proxy Statement 37

Executive Compensation
For 2022, the mix for total compensation is illustrated in the following graphs:

Chief Executive Officer Pay Mix 2022

Base Salary 12%
Target Bonus 18%
Long-Term Incentive 70%
At-Risk 88%

Other NEOs Pay Mix 2022

Base Salary 17%
Long-Term Incentive 50%
Target Bonus 33%
At-Risk 83%

BASE SALARY
Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. The Company’s overall philosophy is that, in most cases, base salaries for officers, including those for executive officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Compensation Committee considered the following factors:
■the nature and responsibility of the position;
■the expertise of the individual executive;
■changes in the cost of living and inflation;
■the competitive labor market for the executive’s services; and
■the recommendations of the CEO with respect to executive officers who report to him.
Base salaries for the executive officers are subject to annual review by the Compensation Committee, which considers competitive market data provided by FW Cook.
The Compensation Committee may determine to adjust NEO salaries, individually or overall, at any time. When considering potential changes to base salaries for executive officers, the Compensation Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have generally aligned with the 25th percentile and total compensation has aligned with the 50th percentile across the NEO group. Informed by the factors described above, the Compensation Committee approved salary increases for four of the NEOs for 2022.
ANNUAL CASH INCENTIVES
Our 2022 annual cash bonus plan was designed to motivate our NEOs to deliver strong financial performance and to provide a clear link between pay and performance.
The Compensation Committee established target bonus opportunities for each NEO based on a variety of factors, including competitive market data, individual performance, and role criticality. NEOs were eligible for a maximum payout of up to 150% of the target value.
Funding was calculated using three financial performance metrics, RE AFFO(1) per share (weighted 70%), Net Debt to Adjusted EBITDA (weighted 20%), and Cash Interest Expense Coverage (weighted 10%). The Compensation Committee placed the highest weighting on RE AFFO per share, as it represents a key metric of our financial success. Net Debt to Adjusted EBITDA(1) and Cash Interest Expense Coverage are critical to maintaining a competitive cost of capital, which serves as a key driver of our future growth.
Our three metrics are all distinct, measurable, and rigorous, and provide our NEOs with a clear view of how our financial performance impacts compensation. Funding based on the financial performance on these three metrics ranges from 50% to 150% of target, with zero payout for performance below the threshold level. The Compensation Committee maintains its discretion to increase or decrease the formulaically funded payout based on its assessment of overall Company performance in appropriate circumstances. No such discretion was exercised in 2022.
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

38 2023 Proxy Statement

Executive Compensation

Financial Performance Metric	Weighting	Performance Range	Payout Target

RE AFFO(1) per Share	70%
Threshold		$4.99	50%
Target		$5.09	100%
Maximum		$5.19	150%
Actual Results		$5.20	150%
Net Debt to Adjusted EBITDA(1)	20%
Threshold		6.2x	50%
Target		5.9x	100%
Maximum		5.6x	150%
Actual Results		5.7x	133%
Cash Interest Expense Coverage(1)	10%
Threshold		6.1x	50%
Target		6.4x	100%
Maximum		6.7x	150%
Actual Results		6.3x	83.3%
		Total Weighted Payout	140%
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.
The three financial metrics above determined the total of the annual cash bonus payouts for Mr. Park, Ms. Sanzone, and Mr. Gordon. Based on our overall performance, each of these officers earned a payout of 140% of target.
For 2022, the Compensation Committee introduced a strategic component to the annual bonus plan weighted one-third for Mr. Fox, with our financial performance determining the other two-thirds of his payout. Mr. Fox's strategic goals approved by the Compensation Committee for 2022 included talent development, advancing our growth strategy, and diversifying our investments. No formulaic, quantitative goals with formal threshold, target, or maximum goals existed for the three components of Mr. Fox’s strategic goals, instead the Committee considered a variety of quantitative and qualitative data on our financial performance and our people strategy in determining the final payout. Based on its overall assessment of our performance during 2022, including taking steps to advance our growth strategy by acquiring and developing talent to expand into new investment verticals and our successful acquisition of CPA:18 – Global, the Compensation Committee determined to award Mr. Fox a 100% of target payout on the strategic component, resulting in an overall payout of $1,900,000, or 126.7% of target.
Mr. Sabatini’s 2022 bonus was weighted one third to the financial performance metrics and two thirds to specific performance metrics tied to the performance of the Investments Department that he leads, including investment volume and deal quality. For competitive reasons, we do not disclose publicly the specifics related to these goals. The Compensation Committee awarded Mr. Sabatini an overall payout of $1,359,000, or 90.6% of target.

2023 Proxy Statement 39

Executive Compensation
ACTUAL BONUSES AWARDED TO THE NEOS:
Actual NEO bonuses for those other than Messrs. Fox and Sabatini were paid at 140% of target based on our strong performance on RE AFFO(1) per share, Net Debt to Adjusted EBITDA and Cash Interest Expense Coverage. As described above, bonuses for Messrs. Fox and Sabatini also reflect performance against strategic goals and the Investments Department as measured by investment volume and quality, respectively. The NEO cash incentive payouts for 2022 performance, which were paid in early 2023, are shown in the table below:

Executive	2022 Target Bonus ($)	Payout as Target (%)	2022 Actual Bonus ($)

Jason E. Fox	1,500,000	126.7	1,900,000
John J. Park	1,000,000	140	1,400,000
ToniAnn Sanzone	750,000	140	1,050,000
Gino M. Sabatini	1,500,000	90.6	1,359,000
Brooks G. Gordon	550,000	140	770,000
LONG-TERM INCENTIVE PLAN AWARDS
The LTIP is designed to reward key managers for high performance and to drive shareholder value. Awards for our NEOs are delivered 40% in the form of time-based RSUs that vest in equal annual installments over a three-year period and 60% in the form of PSUs that are earned after a three-year performance period based on the achievement of specific performance goals established at the beginning of the cycle. The Compensation Committee increased the portion of awards in PSUs for 2022 from 50% to 60% in order to create a greater connection between our multi-year performance and the actual payouts realized by our NEOs. The Compensation Committee approves PSU goals after evaluating goals proposed by management which consider the Company’s long-term financial plan, historical results, and expected results. The Compensation Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Compensation Committee’s independent compensation consultant assists the Compensation Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.
The table below presents the LTIP award amounts for 2022. These amounts may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Tables since SEC disclosure rules require companies calculate and present the grant date fair value of equity awards based on accounting fair value estimates. The table below presents the LTIP award amounts for 2022. The amounts represent the Compensation Committee’s approved value as determined based on a variety of factors, including market competitiveness, internal equity, contribution, experience, and uniqueness of role. Once approved, the Company’s grant date stock price is used to determine the number of shares ultimately awarded. These amounts may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Tables since SEC disclosure rules require companies calculate and present the grant date fair value of equity awards based on accounting fair value estimates. The grant date fair value is calculated by multiplying the number of shares awarded by the Company’s fair value estimate at time of issuance.
The Compensation Committee regularly reviews the Company’s progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company’s actual performance compared to the pre-set goals in order to determine the payout level achieved. PSUs may be earned between 0% and 300% of the target number of shares granted depending on performance against two equally weighted metrics: TSR relative to the constituents of the MSCI US REIT Index; and RE AFFO(1) per share compound annual growth rate. These metrics were selected to align with the Company’s goals of outperforming an established benchmark index for similar REITs, sustainably growing funds available for dividends, and appropriately managing shareholder dilution. Payment levels are linearly interpolated between each level of performance to recognize, reward, and incentivize incremental performance gains between each performance goal.
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

40 2023 Proxy Statement

Executive Compensation

Executive	Target LTI Award ($)	Value of PSUs (60% of total) ($)	Value of RSUs (40% of total) ($)

Jason E. Fox	6,000,000	3,600,000	2,400,000
John J. Park	1,675,000	1,005,000	670,000
ToniAnn Sanzone	1,900,000	1,140,000	760,000
Gino M. Sabatini	1,250,000	750,000	500,000
Brooks G. Gordon	950,000	570,000	380,000
In November 2022, Messrs. Fox and Park also received separate grants of RSUs for reaching anniversary milestones, which are not shown in the table above, with a grant date value of $7,844. The grants of RSUs for anniversary milestones are available to all employees for achievement of years of service and are subject to vest in three annual installments commencing on February 15 of the year following the year granted.
For the 2020-2022 regular PSU payout, the Company achieved 206.8% with respect to the RE AFFO(1) per share measure and 236.0% with respect to the TSR measure, which reflects three-year TSR performance ranked at the 80th percentile relative to the constituents of the MSCI REIT Index. The resulting cumulative payout was equal to 221.4% of the Target payout amount. Our NEOs also earned dividend equivalent shares on their earned PSUs, which were delivered in equal proportion to the number of underlying shares earned.
2020-2022 PSUs

Performance Level	RE AFFO(1) per Share (Compound Growth Rate) (%)	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<1.0	<25th Percentile	—
Threshold	1.0	25th Percentile	50
Target	2.0	50th Percentile	100
Stretch	3.0	75th Percentile	200
Maximum	5.0	90th Percentile	300
Actual Results	3.1	80th Percentile
Payout	206.8%	236.0%	221.4%
For 2022, the Compensation Committee affirmed that similar goals and structure would continue to provide effective incentives and reflected a similar degree of rigor for the 2022-2024 performance cycle. As a result, the following metrics apply:
2022-2024 PSUs

Performance Level	RE AFFO(1) per Share (Compound Growth Rate) (%)	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<1.25%	<25th percentile	—
Threshold	1.25	25th percentile	50
Target	3.0	50th percentile	100
Stretch	4.0	75th percentile	200
Maximum	5.0	90th percentile	300
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

2023 Proxy Statement 41

Executive Compensation
Other Compensation and Benefits
DEFERRED COMPENSATION PLANS
Payment of the shares underlying LTIP awards may be deferred pursuant to the Company’s Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. Messrs. Fox, Park and Sabatini elected to defer receipt of the underlying shares for awards of RSUs and PSUs that were granted in 2022 and Ms. Sanzone elected to defer receipt of the underlying shares for awards of PSUs that were granted in 2022 through the Company’s Deferred Compensation Plan.
Deferred awards under certain prior compensation plans are also maintained in the Deferred Compensation Plan. These partnership equity unit plans, or PEP Plans, were discontinued in 2007, and the PEP awards were converted to RSUs in 2009. These Rollover RSUs, which were required to be deferred for a minimum of two years, are payable in accordance with the employees’ prior elections. Currently, of the NEOs, Messrs. Fox, Park and Sabatini hold Rollover RSUs.
Deferred awards do not accrue interest or amounts other than dividend equivalents as may be required pursuant to underlying award agreements. Deferred amounts are payable in accordance with participants’ deferral elections.
BENEFITS AND PERQUISITES
Our NEOs are provided with benefits that are generally consistent with those provided to all of the Company’s employees. The Company does not maintain any defined benefit pension plans. The Company does maintain a profit sharing plan, pursuant to which the Company contributed 10% of an employee’s total cash compensation, up to legal limits, into the plan on their behalf during 2022, as well as the Company’s Employee Stock Purchase Plan (“ESPP”), under which eligible employees in 2022 could purchase Company stock at a discount of 10% off the market price of the Common Stock on the last day of two semi-annual purchase periods, up to applicable limits, and must hold the shares purchased for at least one year. The Company also maintains an employee-funded 401(k) plan and a Roth 401(k) plan. These plans are generally available to all employees, including the NEOs.
Compensation Governance
We design our compensation plans within a set of strong compensation governance provisions. These include:

What We Do		What We Don’t Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our LTIP	✗	Do not provide excise tax gross-ups
✓	Deliver a majority of the LTIP value at grant through PSUs measuring three-year performance	✗	Do not have employment agreements
✓	Provide total compensation opportunities that approximate the market median	✗	Do not have executive perquisites
✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow dividends to be currently paid on unearned PSUs or unvested RSUs.
✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging
✓	Maintain a clawback policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs
✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

42 2023 Proxy Statement

Executive Compensation
Employment Agreements
The Company has from time to time entered into employment agreements when it has deemed it to be advantageous in order to attract or retain certain individuals. None of the NEOs have employment agreements as of the date of this Proxy Statement.
Stock Ownership Guidelines
In January 2013, our Board adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the non-employee directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable stock ownership requirements are presented below:

Position	Ownership Requirement

CEO	6x annual salary
Other NEOs	3x annual salary
Non-Executive Directors	5x annual cash retainer
The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five-year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company’s incentive or stock purchase plans are counted, excluding unvested RSUs and PSUs.
As of the date of the Proxy Statement, the five-year phase-in period had been reached for Directors Mark A. Alexander, Peter J. Farrell, Robert J. Flanagan, Jean Hoysradt, Margaret G. Lewis, Chris Niehaus and Nick J.M. van Ommen and all the NEOs, each of whom has met the requirement. All other non-executive directors are on track to comply with the requirement within the five-year period.
Clawback Policy
Our Board has approved a policy that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (“Covered Officers”) where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Officer received an excess incentive as a result and that the Covered Officer engaged in ethical misbehavior. The Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but the Board may require the recoupment of up to the total amount of performance‑based compensation, rather than the excess amount, for any Covered Officer who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation. We will update our policy to the extent required to align with the final rules published by the New York Stock Exchange during 2023.
Anti‑Hedging Policy
The Company has adopted a policy that prohibits its employees and nonemployee directors from entering into all forms of hedging transactions regarding the Company’s stock, including covered calls, collars, “short sales,” sales “against the box,” “put” or “call” options, or other derivative transactions.
Pledging Policy
The Company has a robust policy that limits the pledging of shares of the Company’s stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company’s stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times. We believe that the pledging of nonmaterial amounts of equity does not disconnect the interests of employees with those of the shareholders when used reasonably and appropriately. Our compensation program provides for a significant portion of an executive’s compensation to be paid in shares, with the intent of providing clear alignment of our executives with our shareholders. We believe that the pledging of shares, within the meaningful limits described, is a reasonable part of our compensation and governance programs and helps enable executives to maintain stock ownership levels in excess of the Company’s robust Stock Ownership Guidelines.

2023 Proxy Statement 43

Executive Compensation
Risk Assessment
The Compensation Committee, with the assistance of its independent compensation consultant, annually performs an assessment of compensation related risks for the Company’s primary compensation programs, as required by SEC rules. For 2022, the Compensation Committee determined that there were no elements of the Company’s compensation programs that would be reasonably likely to have a material adverse impact on the Company.
Other Considerations
Section 162(m) of the Code currently limits the deductibility of compensation in excess of one million dollars paid to the CEO, CFO or another “covered employee” (as defined by Section 162(m)), or who was such an employee beginning in any year after 2017. Accordingly, compensation awarded to covered employees in excess of one million dollars will generally not be deductible. The Compensation Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
COMPENSATION COMMITTEE
Peter J. Farrell, Chair
Mark A. Alexander
Tonit M. Calaway
Jean Hoysradt
Compensation Committee Interlocks and Insider Participation
Each of the Compensation Committee members whose names appear under the heading Compensation Committee Report above were Compensation Committee members during all of 2022. No member of the Compensation Committee during 2022 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2022.

44 2023 Proxy Statement

Executive Compensation
Summary Compensation Table
The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2022, 2021, and 2020. For purposes of this table, our NEOs for 2022 were: our Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers at December 31, 2022 as calculated in accordance with SEC rules. There were no other executive officers during 2022. In accordance with rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Jason E. Fox(4) CEO	2022	996,154	—	6,478,409	1,900,000	30,500	9,405,063
	2021	800,000	—	7,069,384	2,205,000	29,000	10,103,384
	2020	799,615	—	5,152,790	1,425,000	28,500	7,405,905
ToniAnn Sanzone(5) CFO	2022	549,519	—	2,049,020	1,050,000	30,680	3,679,219
	2021	525,000	—	2,127,302	1,102,500	29,592	3,784,394
	2020	524,615	—	1,431,257	712,500	28,500	2,696,872
John J. Park(6) President	2022	549,519	—	1,814,125	1,400,000	30,500	3,794,144
	2021	525,000	—	2,192,684	1,470,000	30,115	4,217,799
	2020	525,000	—	1,717,470	950,000	28,500	3,220,970
Gino M. Sabatini(7) Head of Investments	2022	500,000	—	1,348,016	1,359,000	32,439	3,239,455
	2021	500,000	—	1,636,318	1,267,000	29,000	3,432,318
	2020	500,000	—	1,266,219	767,500	28,500	2,562,219
Brooks G. Gordon(8) Head of Asset Management	2022	424,519	—	1,024,509	770,000	30,500	2,249,528
	2021	400,000	—	1,120,430	808,500	29,000	2,357,930
	2020	399,385	—	1,001,426	522,500	28,500	1,951,811
1.Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2017 SIP for awards in 2020, 2021 and 2022. For details of the individual grants of RSUs and PSUs during 2022, please see the 2022 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022, disregarding estimates of forfeitures. The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the PSUs would be: for 2022, $10,799,803 for Mr. Fox, $3,419,950 for Ms. Sanzone, $3,014,804 for Mr. Park, $2,249,929 for Mr. Sabatini, and $1,709,975 for Mr. Gordon; for 2021, $8,099,874 for Mr. Fox, $2,437,394 for Ms. Sanzone, $2,512,308 for Mr. Park, $1,874,841 for Mr. Sabatini, and $1,274,932 for Mr. Gordon; for 2020, $6,749,805 for Mr. Fox, $1,874,849 for Ms. Sanzone, $2,249,768 for Mr. Park, $1,649,797 for Mr. Sabatini, and $1,049,825 for Mr. Gordon.
2.Amounts shown represent payments under our annual cash bonus plan, which were paid in early 2023, 2022 and 2021 for performance in 2022, 2021 and 2020, respectively.
3.The All Other Compensation column reflects compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan. For Ms. Sanzone amounts for 2022 and 2021 also include $180 and $592, respectively; for Mr. Sabatini amount for 2022 also includes $1,939; and for Mr. Park amount for 2021 also includes $1,115, in each case for grossed-up payments related to health club membership reimbursements, which are generally available to all employees.
4.In January 2022, Mr. Fox’s salary was set at $1,000,000. The Stock Awards column amount for 2022 includes an anniversary grant of RSUs to Mr. Fox, as discussed in the Compensation Discussion and Analysis above, as follows: 100 RSUs, with a grant date fair value of $7,844.
5.In January 2022, Ms. Sanzone’s salary was set at $550,000.
6.In January 2022, Mr. Park’s salary was set at $550,000. The Stock Awards column amount for 2022 includes an anniversary grant of RSUs to Mr. Park, as discussed in the Compensation Discussion and Analysis above, as follows: 100 RSUs, with a grant date fair value of $7,844.
7.The Stock Awards column amount for 2020 includes an anniversary grant of RSUs to Mr. Sabatini, as discussed in the Compensation Discussion and Analysis above, as follows: 100 RSUs, with a grant date fair value of $6,767.
8.In January 2022, Mr. Gordon’s salary was set at $425,000. The Stock Awards column amount for 2021 includes an anniversary grant of RSUs to Mr. Gordon, as discussed in Compensation Discussion and Analysis above, as follows: 100 RSUs, with a grant date fair value of $7,699. The amount for 2020 includes a one-time award of RSUs for performance and retention purposes to Mr. Gordon, as follows: 2,402 RSUs, with a grant date fair value of $199,991.

2023 Proxy Statement 45

Executive Compensation
2022 Grants of Plan-Based Awards
The following table provides information on awards under our annual cash bonus plan and the LTIP to our NEOs in 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jason E. Fox(5)	—	1,125,000	1,500,000	5,000,000
	1/12/22							30,062	2,407,800
	1/12/22				22,472	44,943	134,829		4,070,609
ToniAnn Sanzone	—	562,500	750,000	5,000,000
	1/12/22							9,488	759,989
	1/12/22				7,116	14,232	42,696		1,289,031
John J. Park(5)	—	750,000	1,000,000	5,000,000
	1/12/22							8,464	677,800
	1/12/22				6,273	12,546	37,638		1,136,325
Gino M. Sabatini	—	1,125,000	1,500,000	5,000,000
	1/12/22							6,242	499,984
	1/12/22				4,682	9,363	28,089		848,032
Brooks G. Gordon	—	412,500	550,000	5,000,000
	1/12/22							4,744	379,994
	1/12/22				3,558	7,116	21,348		644,515
1.Represents potential payments under the Company’s annual cash bonus plan, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section above. The amounts shown for Threshold represent the achievement of the minimum funding of the overall bonus pool based on performance against pre-established goals, without any modification, based on the achievement of certain predetermined strategic goals, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section shown previously in this Proxy Statement. The actual amounts paid under this plan are shown in the Non-Equity Incentive Plan Compensation column for 2022 in the Summary Compensation Table above. The amounts shown for Maximum represent the per-individual limit under the 2017 Annual Incentive Compensation Plan.
2.Reflects awards of PSUs under the 2017 SIP. The underlying shares of Common Stock may be paid out in 2025, after the end of a three-year performance cycle (2022-2024), depending on the achievement of specified criteria, as described in the Compensation Discussion and Analysis section above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.
3.Reflects awards of RSUs under the 2017 SIP, which are scheduled to vest in three equal installments annually commencing on February 15, 2023. Grants of RSUs under the 2017 SIP will not pay dividend equivalents until, and will be conditioned upon, the vesting of the RSUs.
4.The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. In fiscal year 2022, shares granted were determined based on stock price on date of grant. Historically, shares granted were determined based on fair value on date of grant. See the amounts under Stock Awards for 2022 in the Summary Compensation Table presented earlier in this Proxy Statement. For additional information on the valuation assumptions, please refer to Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.
5.Awards include anniversary grants of RSUs, as discussed in Compensation Discussion and Analysis above.

46 2023 Proxy Statement

Executive Compensation
Outstanding Equity Awards at December 31, 2022
The following table sets forth certain information with regard to all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2022. All market values are based on the $78.15 closing price per share of the Common Stock on December 30, 2022.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Jason E. Fox	1/16/20	9,008	703,975	59,829	4,675,630
	1/13/21	27,031	2,112,473	121,638	9,506,010
	1/12/22	29,962	2,341,530	112,358	8,780,739
	11/9/22(2)	100	7,815
ToniAnn Sanzone	1/16/20	2,502	195,531	16,618	1,298,719
	1/13/21	8,134	635,672	36,603	2,860,524
	1/12/22	9,488	741,487	35,580	2,780,577
John J. Park	1/16/20	3,003	234,684	19,941	1,558,428
	1/13/21	8,384	655,210	37,728	2,948,443
	1/12/22	8,364	653,647	31,365	2,451,175
	11/9/22(2)	100	7,815
Gino M. Sabatini	1/16/20	2,202	172,086	14,623	1,142,824
	11/12/20(2)	67	5,236
	1/13/21	6,257	488,985	28,155	2,200,313
	1/12/22	6,242	487,812	23,408	1,829,296
Brooks G. Gordon	1/16/20	1,401	109,488	9,305	727,220
	1/16/20	801	62,598
	1/13/21	4,255	332,528	19,146	1,496,260
	10/15/21(2)	67	5,236
	1/12/22	4,744	370,744	17,790	1,390,289
1.RSU awards shown in the Number of Shares column vest in three annual installments commencing on February 15 of the year following the year granted. PSU awards shown in the Equity Incentive Plan column have a three year performance period commencing in the year of grant and are scheduled to vest at the end of the third year following grant and certification of performance achievement; the final payout and delivery or deferral of shares occurs in the fourth year following grant.
2.These RSU awards represent anniversary grants, as discussed in Compensation Discussion and Analysis above.
The PSU and RSU awards listed above have the following vesting schedules:
■RSU grants dated January 16, 2020 vested in three annual installments commencing on February 15, 2021.
■PSU grants dated January 16, 2020 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 221.4% of the Target amount of PSUs, which were paid out in 2023 after the end of the applicable three year performance cycle (2020-2022).
■RSU grant dated November 12, 2020 is scheduled to vest in three annual installments commencing on February 15, 2022.

2023 Proxy Statement 47

Executive Compensation
■RSU grants dated January 13, 2021 are scheduled to vest in three annual installments commencing on February 15, 2022.
■PSU grants dated January 13, 2021 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 300% of the Target amount of PSUs, which may be paid out in 2024 after the end of the applicable three year performance cycle (2021-2023) if specified performance criteria are met.
■RSU grant dated October 15, 2021 is scheduled to vest in three annual installments commencing on February 15, 2022.
■RSU grants dated January 12, 2022 are scheduled to vest in three annual installments commencing on February 15, 2023.
■PSU grants dated January 12, 2022 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 250% of the Target amount of PSUs, which may be paid out in 2025 after the end of the applicable three year performance cycle (2022-2024) if specified performance criteria are met.
■RSU grants dated November 9, 2022 are scheduled to vest in three annual installments commencing on February 15, 2023.
2022 Option Exercises and Stock Vested
The following table contains information about shares acquired by the NEOs upon the vesting of RSUs and/or PSUs, as applicable, during 2022.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)

Jason E. Fox	—	—	81,275	6,114,058
ToniAnn Sanzone	—	—	21,676	1,631,373
John J. Park	—	—	32,372	2,432,850
Gino M. Sabatini	—	—	23,827	1,790,760
Brooks G. Gordon	—	—	14,433	1,086,238
1.As of and after December 31, 2017, the Company no longer has any stock options outstanding.
2.For all NEOs, includes the underlying shares received February 2022 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2021, the second tranche of the RSUs granted under the LTIP in 2020 and the third and final tranche of the RSUs granted under the LTIP in 2019. For all the NEOs, the actual shares earned underlying the PSUs awarded under the LTIP in 2019, which PSU shares, as well as the related Dividend Equivalent Shares, were all payable in 2022 after the end of their three-year (2019-2021) performance cycle. The Value Realized on Vesting is equal to the product of: the total RSUs vested and $76.20, which was the closing price of the Common Stock on February 15, 2022, the payment date for these shares; and the product of the shares actually earned underlying the PSUs with a 2019-2021 performance cycle, plus the related Dividend Equivalent Shares, and $74.63, which was the closing price of the Common Stock on February 8, 2022, the payment date for these PSU shares. Of these amounts, the payment of certain shares shown was deferred at the election of the executives, pursuant to the terms of the awards and the Company’s Deferred Compensation Plan, as follows: for Mr. Fox, a total of 81,275 shares were deferred, of which 58,752 were deferred until February 15, 2025, 9,008 were deferred until February 15, 2026 and 13,515 were deferred until separation from service; for Mr. Park, 32,372 shares were deferred until separation from service; and, for Mr. Sabatini, 23,828 shares were deferred until separation from service. See 2022 Nonqualified Deferred Compensation below.

48 2023 Proxy Statement

Executive Compensation
2022 Nonqualified Deferred Compensation
The following table shows the aggregate contributions, earnings, and withdrawals in 2022 for the NEOs under our Deferred Compensation Plan, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The Deferred Compensation Plan allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, and the amounts shown in the table below reflect such deferrals for Messrs. Fox, Park and Sabatini. The Deferred Compensation Plan also includes Rollover RSUs, and the table below reflects ongoing deferrals of Rollover RSUs for Messrs. Fox, Park and Sabatini.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Jason E. Fox	6,351,641	1,896,043	(1,896,043)	32,218,510
ToniAnn Sanzone	—	—	—	—
John J. Park	2,529,872	798,467	(798,467)	13,756,276
Gino M. Sabatini	1,862,158	2,271,211	(2,271,211)	41,210,292
Brooks G. Gordon	—	—	—	—
1.The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2022, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $78.15, the closing price per share of the underlying Common Stock on December 30, 2022. Amounts shown above are not reflected in the Stock Awards column in the Summary Compensation Table for the last completed fiscal year as they were awarded in prior years, at which time they were reflected in the Summary Compensation Table.
2.The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2022. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
3.The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2022. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
4.The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, and $78.15, the closing price per share of the underlying Common Stock on December 30, 2022. For each of Messrs. Fox, Park and Sabatini, the amount shown was not previously reported as compensation in the Summary Compensation Tables for previous years because all (in the case of Mr. Sabatini) or a portion of (in the case of Messrs. Fox and Park) the deferred awards were granted prior to the date that the individual became an NEO.
Potential Payments Upon Termination or Change-in-Control
None of the NEOs as of December 31, 2022 had an employment, severance, or change-in-control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.
The Company does not have any tax gross-up commitment under equity award agreements issued to the NEOs in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.
The following table sets forth the amounts each NEO as of December 31, 2022 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 30, 2022 and that the value of the Common Stock was $78.15 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the table below.

2023 Proxy Statement 49

Executive Compensation

Name	Death/ Disability ($)	Termination by the Company for Cause ($)	Involuntary Dismissal ($)	Change in Control with Separation(1) ($)	Retirement ($)

Jason E. Fox
RSUs(2)	5,165,793	—	—	5,165,793	—
PSUs(3)	5,395,059	—	5,395,059	16,185,177	5,395,059
Total	10,560,852	—	5,395,059	21,350,970	5,395,059
ToniAnn Sanzone
RSUs(2)	1,572,691	—	—	1,572,691	—
PSUs(3)	1,593,010	—	1,593,010	4,779,029	1,593,010
Total	3,165,701	—	1,593,010	6,351,720	1,593,010
John J. Park
RSUs(2)	1,551,356	—	—	1,551,356	—
PSUs(3)	1,685,930	—	1,685,930	5,057,790	1,685,930
Total	3,237,286	—	1,685,930	6,609,146	1,685,930
Gino M. Sabatini
RSUs(2)	1,154,119	—	—	1,154,119	—
PSUs(3)	1,249,046	—	1,249,046	3,747,136	1,249,046
Total	2,403,165	—	1,249,046	4,901,255	1,249,046
Brooks G. Gordon
RSUs(2)	880,594	—	—	880,594	—
PSUs(3)	846,338	—	846,338	2,539,015	846,338
Total	1,726,932	—	846,338	3,419,609	846,338
1.The terms of the Company’s outstanding equity awards at December 31, 2022 provide that, in the event of a Change in Control of the Company, as defined in the 2009 SIP and the 2017 SIP, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount, but only if the recipient’s employment is terminated following a Change in Control of the Company, as defined in these Plans, and in addition, the payment will be pro-rated through the date of the Change in Control of the Company.
2.Each of the 2009 SIP and the 2017 SIP generally provides that unvested RSUs automatically terminate upon a participant’s termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective RSU award agreements approved by the Committee, if a participant’s employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs were fully vested upon issuance and are nonforfeitable, with payout of the underlying shares required to be deferred for a minimum of two years. Rollover RSUs, and any other vested but deferred RSU awards held by the NEOs at December 31, 2022, are included in the Aggregate Balance at Last Fiscal Year End column of the 2022 NonQualified Deferred Compensation Table presented earlier in this Proxy Statement and, as such, are not shown in the table above.
3.Each of the 2009 SIP and the 2017 SIP generally provides that PSUs automatically terminate upon a participant’s termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective PSU award agreements approved by the Committee, if a participant’s employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee’s discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the pro-rated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. None of our NEOs are age 65, which represents the same definition of retirement age in our profit sharing plan.

50 2023 Proxy Statement

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our “median employee” and the annual total compensation of our CEO, Mr. Fox. For these purposes, “annual total compensation” represents the sum of base salary, bonus, overtime, equity awards, profit sharing / pension contributions, if any and all other compensation.
For 2022, our last completed fiscal year:
■the annual total compensation of our “median employee” (excluding our CEO), was $158,815, which we calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K; and
■the annual total compensation of our CEO was $9,405,063, which is the amount reported in the “Total” column of our 2022 Summary Compensation Table included above in this Proxy Statement, with no adjustments.
Based on this information, for 2022 the ratio of the annual total compensation of Mr. Fox to the annual total compensation of the “median employee” was 59 to 1, which is a reasonable estimate that was calculated consistent with the SEC regulation and is based on our records and the methodology described below. Because the SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies, including companies in our peer group, may not be comparable to the pay ratio reported above. Other companies may have different employment & compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
EMPLOYEE POPULATION AND MEASUREMENT DATE:
■We determined that, as of December 31, 2022, our employee population consisted of 192 individuals, excluding our CEO, with 73% of these individuals located in the United States and 27% located in Europe (United Kingdom and the Netherlands). Of those employees, 185 individuals were Full-Time employees and seven individuals were Part-Time employees.
CONSISTENTLY APPLIED COMPENSATION MEASURE:
■We identified our “median employee” as of December 31, 2021. At that time, we determined that the sum of annualized base salary and actual bonus paid was the most suitable measure upon which to identify our “median employee,” as it reflects the primary compensation elements for most of our employees.
IDENTIFICATION OF THE MEDIAN EMPLOYEE:
■For our analysis in this Proxy Statement, we used the same “median employee” identified as of December 31, 2021, as there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

2023 Proxy Statement 51

Executive Compensation
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation and Company performance for the years listed below. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay vs. Performance Disclosures(1)(2)
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid for PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid for Non-PEO NEOs(4) ($)	Value of Fixed $100 Investment Based On:			RE Adjusted Funds from Operations (“RE AFFO”) per Share(7) ($)
					W. P. Carey Total Shareholder Return(5) ($)	MSCI US REIT Index Total Shareholder Return(6) ($)	Net Income ($)

2022	9,405,063	16,628,053	3,240,587	5,044,873	116.07	99.82	598,482,000	5.20
2021	10,103,384	13,913,308	3,448,110	4,514,778	115.52	132.23	410,122,000	4.89
2020	7,405,905	4,593,269	2,607,968	1,808,871	94.01	92.43	465,955,000	4.60
1.In accordance with the transitional relief under the SEC rules, only three years of information is required as this is our first year of disclosure under Item 402(v) of Regulation S-K. Our principal executive officer (“PEO”) for FY2020 through FY2022 was Jason E. Fox. Our other, non-PEO, NEOs for FY2020 through FY2022 for whom the Summary Compensation Table total average compensation and other amounts are presented were ToniAnn Sanzone, John J. Park, Gino M. Sabatini and Brooks G. Gordon.
2.Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718. No adjustments were made to Summary Compensation Table disclosed compensation values pursuant to any defined benefit or actuarial pension plans.
3.The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our PEO during each of the years in question. No adjustments were made pursuant to defined benefit or actuarial pension plans and such line items have been excluded from the table below:

PEO “Compensation Actually Paid” Calculation Detail
Compensation Element	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Reported Total Compensation	9,405,063	10,103,384	7,405,905
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(6,478,409)	(7,069,384)	(5,152,790)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	8,674,562	8,905,432	4,087,902
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	4,714,073	1,478,086	(2,262,027)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—	—	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	(498,000)	(61,131)	182,477
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	810,764	556,921	331,802
“Compensation Actually Paid” Determination	16,628,053	13,913,308	4,593,269

52 2023 Proxy Statement

Executive Compensation
4.The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our non-PEO NEOs during each of the years in question:

Average Non-PEO NEO “Compensation Actually Paid” Calculation Detail
Compensation Element	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Reported Total Compensation	3,240,587	3,448,110	2,607,968
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(1,558,918)	(1,769,184)	(1,354,093)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	2,087,359	2,228,299	1,077,393
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	1,183,777	421,031	(781,946)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—	—	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	(141,646)	(24,085)	85,207
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—	—	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	233,714	210,607	174,342
“Compensation Actually Paid” Determination	5,044,873	4,514,778	1,808,871
5.W. P. Carey total shareholder return calculated based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
6.Peer total shareholder return calculated for the MSCI US REIT Index based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
7.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.
Our Compensation Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. To promote strong pay-for-performance orientation, when setting executive pay levels, the Compensation Committee considers the Company's absolute and relative total shareholder return, short- and long-term business outlook, including RE AFFO(7) per share and the broader market environment.
The following section provides a description of the relationships between W. P. Carey’s total shareholder return relative to a peer comparator index, as well as compensation actually paid relative to W. P. Carey’s total shareholder return, net income, and RE AFFO(7) per share over the last three completed fiscal years.

2023 Proxy Statement 53

Executive Compensation
Compensation Actually Paid vs. TSR
Compensation Actually Paid vs. Net Income
Compensation Actually Paid vs. RE AFFO(1) per Share
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.

54 2023 Proxy Statement

Executive Compensation
Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
Provided below are the most important measures used to link compensation actually paid with W. P. Carey performance during the most recently completed fiscal year. The measures in this table are not listed in order of importance. See the ‘Compensation Discussion & Analysis’ above and published in our historical proxy statements for additional detail on executive compensation actions.

Performance Metric Tabular Disclosure(1)

RE Adjusted Funds from Operations (“RE AFFO”) per Share
Total Shareholder Return (“TSR”)
Net Debt to Adjusted EBITDA
Cash Interest Expense Coverage Ratio
1.See Appendix A for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in our consolidated financial statements for the fiscal year ended December 31, 2022.
Note, the value ultimately realized by our executive officers is still subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

2023 Proxy Statement 55

Proposal Three:
Ratification of Appointment of Independent Registered Public Accounting Firm
From our inception, it has engaged the firm of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. For 2023, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.
Although stockholder ratification of PricewaterhouseCoopers LLP’s appointment is not required by our Charter, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP’s appointment for the year 2023 to the Company’s shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2023 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company’s interests.
The ratification of PricewaterhouseCoopers LLP’s appointment requires the affirmative vote of a majority of the votes actually cast by shares present at the virtual meeting or represented by proxy at the Annual Meeting, a quorum being present.

The Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2023.

56 2023 Proxy Statement

Report of the Audit Committee
The Audit Committee of the Board reports as follows with respect to the audit of W. P. Carey Inc.’s fiscal 2022 audited financial statements and management’s report of internal controls over financial reporting.
The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.’s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.’s internal audit function and the independence and performance of W. P. Carey Inc.’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.’s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held eight regularly scheduled meetings during 2022.
Management has primary responsibility for W. P. Carey Inc.’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.
The Audit Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all “independent” as defined in the NYSE Listing Standards and applicable rules of the SEC.
The Audit Committee has discussed with the Company’s Independent Registered Public Accounting Firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management’s report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report for filing with the SEC.
Submitted by the Audit Committee:
Mark A. Alexander, Chair
Constantin H. Beier
Peter J. Farrell
Robert J. Flanagan
Margaret G. Lewis
Nick J.M. van Ommen
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.
Financial Expert
The Board has determined that Mark A. Alexander, who is Chair of the Audit Committee, and Peter J. Farrell, who is a member of that committee, are each a “financial expert” as defined in Item 407 of Regulation S-K under the Exchange Act. As noted above, each of these individuals are independent under the Listing Standards of the NYSE and the rules of the SEC.

2023 Proxy Statement 57

Report of the Audit Committee
Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2022 and 2021
The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2022 and 2021 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2022	2021
	($)	($)

Audit Fees(1)	5,055,725	3,700,000
Audit-Related Fees(2)	1,414,420	361,027
Tax Fees(3)	2,691,849	1,840,867
All Other Fees(4)	98,500	95,000
Total Fees	9,260,494	5,996,894
1.Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey’s fiscal 2022 and 2021 financial statements included in the Company’s Annual Reports on Form 10‑K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company’s Quarterly Reports on Form 10‑Q for each of the quarters ended March 31, June 30, and September 30, 2022 and 2021, and other audit services.
2.Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2022 and 2021 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents, as well as services performed related to the Company’s cloud migration and enterprise risk management.
3.Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $2,121,421 and $1,547,681 for tax compliance services during 2022 and 2021, respectively, and $570,428 and $293,186 for tax consultation in connection with transactions during 2022 and 2021, respectively.
4.All Other Fees: This category consists of Diversity, Equity & Inclusion learning sessions that were curated and delivered by PricewaterhouseCoopers LLP during 2022 and 2021.
Pre-Approval Policies
The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee’s next scheduled meeting, the Committee has delegated to its Chair, Mr. Alexander, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2022 and 2021 shown in the table above.

58 2023 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors and Management
The following tables set forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 15, 2023 by each of the current Directors and the nominees for election as Director, each of the NEOs listed in the Summary Compensation Table presented earlier in this Proxy Statement, all Directors and executive officers on that date as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (#)	Percentage of Class (%)

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	29,309,215	14.09%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,004,666	7.2%
1.The information for The Vanguard Group (“Vanguard”) is derived from a Schedule 13G/A, filed with the SEC on February 9, 2023, to report beneficial ownership as of December 31, 2022. Based on that filing, Vanguard was the beneficial owner of 29,309,215 shares in the aggregate at that date, as a result of serving as an investment manager. As of that date, Vanguard reported that it had sole dispositive power with respect to 28,697,774 shares, shared dispositive power with respect to 611,441 shares, and shared voting power with respect to 326,555 shares.
2.The information for BlackRock, Inc. is derived from a Schedule 13G/A filed with the SEC on January 31, 2023 to report beneficial ownership as of December 31, 2022. Based on that filing, BlackRock, Inc. was the beneficial owner of 15,004,666 shares in the aggregate as of that date, with sole dispositive power over all of such shares and sole voting power with respect to 13,537,565 shares.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1) (#)	Percentage of Class (%)

Mark A. Alexander(2)	25,118	*
Constantin H. Beier(2)	2,260	*
Tonit M. Calaway(2)	5,738	*
Peter J. Farrell(2)	15,533	*
Robert J. Flanagan(2)	10,957	*
Jason E. Fox(3)	734,236	*
Jean Hoysradt(2)	17,362	*
Margaret G. Lewis(2)	10,512	*
Christopher J. Niehaus(2)	23,676	*
Elisabeth T. Stheeman(4)	1,022	*
Nick J.M. van Ommen(2)(5)	25,399	*
John J. Park(6)	588,435	*
ToniAnn Sanzone(7)	62,538	*
Gino M. Sabatini(8)	724,102	*
Brooks G. Gordon(7)	98,659	*
All Directors and named executive officers as a Group (15 individuals)	2,345,547	1.11%
*    Less than 1%

2023 Proxy Statement 59

Security Ownership of Certain Beneficial Owners, Directors and Management
1.Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Directors and named executive officers as a Group) has the right to acquire within 60 days of March 15, 2023, including vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined herein, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.
2.Includes 1,919 Director RSAs that were granted on July 1, 2022 and are not scheduled to vest until July 1, 2023, as to which the recipients have current voting rights.
3.The amount shown includes 358,957 shares that have been deferred until the time elected by Mr. Fox or until separation from his service as CEO and a Director of the Company. The amount shown also includes 1,071 shares owned by Mr. Fox’s son, 78 shares owned by his daughter, and 142,193 shares that have been pledged as security in margin accounts, whether or not there are loans outstanding. There are currently no loans outstanding. See “Pledging Policy” above in the Compensation Discussion and Analysis section.
4.Represents a pro rated award of 1,022 Director RSAs that were granted in conjunction with Ms. Stheeman's appointment as a Director in December 2022, which are not scheduled to vest until July 1, 2023, but as to which Ms. Stheeman has current voting rights.
5.The amount shown includes 3,236 shares that have been deferred until separation from Mr. van Ommen's service as an Independent Director of the Company.
6.The amount shown includes 209,644 shares that have been deferred until separation from Mr. Park's service as President of the Company and 560 shares owned by one of Mr. Park's sons, 560 shares by the other of Mr. Park's sons and 560 shares owned by Mr. Park's daughter.
7.The beneficially owned shares do not include any deferred shares.
8.The amount shown includes 552,099 shares that have been deferred until separation from Mr. Sabatini’s service as Managing Director and Head of Investments of the Company. The amount shown also includes 1,404 shares owned by Mr. Sabatini’s son, 847 shares owned by his daughter, and 169,749 shares owned by Sabatini 2020 LP, a limited partnership of which Mr. Sabatini and his wife are the sole members of its general partner and are the sole limited partners.

60 2023 Proxy Statement

Equity Compensation Plan Information
The following table presents information regarding the Company’s equity compensation plans as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (#)

Equity compensation plans approved by security holders	1,891,556(1)	0(2)	2,523,545(3)
Equity compensation plans not approved by security holders	0	0	0
Total	1,891,556(1)	0(2)	2,523,545(3)
1.Reflects RSUs and PSUs issued to officers and employees under the 1997 SIP, the 2009 SIP, and the 2017 SIP, including 1,181,947 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company’s Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 350,560 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 1,051,680 shares. Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2022 Grants of Plan-Based Awards shown previously in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 3,236 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the Director completes service on the Board, but does not include Director RSAs.
2.All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. All outstanding options expired on December 31, 2017 and therefore no Weighted-Average Exercise Price is shown.
3.Includes the following shares of Common Stock remaining available for issuance at December 31, 2022: 2,186,067 shares issuable under the 2017 SIP, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs, or as other stock based awards; and 337,478 shares issuable under the Company’s ESPP. Under the ESPP, eligible employees can purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the NYSE. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period, but require that participants hold the shares purchased for at least one year.

2023 Proxy Statement 61

Users’ Guide
Who is soliciting my proxy?
The Directors of W. P. Carey, on behalf of the Company, are sending you this Proxy Statement and enclosed proxy card.
Who is entitled to vote?
W. P. Carey’s shareholders as of the close of business on March 30, 2023, which is the record date, are entitled to vote at the Annual Meeting.
What is the Board’s voting recommendation for each of the proposals and what vote is required for the different proposals?
You may vote FOR, AGAINST or ABSTAIN with respect to each Proposal.

Proposal	Board Vote Recommendation	Vote Required to Approve	Effect of Abstention	Page

Proposal One: Election of Eleven Directors	FOR each Nominee	Majority of the votes cast with respect to each nominee	No effect	6
Proposal Two: Advisory Vote on Executive Compensation	FOR	Majority of the votes cast on the Proposal	No effect	32
Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of the votes cast on the Proposal	No effect	56
If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. Proposal 3 is the only Proposal for which broker discretionary voting is allowed. Therefore, if you fail to provide your broker or other nominee with voting instructions with respect to Proposals 1 and 2, broker non-votes will result with respect to each of those Proposals. A broker non-vote will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, will not have the effect of a vote for or against the proposal. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.
To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2023, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice. Support phone numbers will be available on the meeting website if you experience any technical difficulties.
You may cast your vote in any of the following ways:

Internet	Phone	Mail	QR Code

Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Point your smartphone camera at the icon above to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
How many shares may vote?
At the close of business on the record date, W. P. Carey had 213,890,620 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.
What is a quorum?
A quorum is the presence, either in person at the virtual meeting or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

62 2023 Proxy Statement

Users’ Guide
How will voting on any shareholder proposals be conducted?
We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.
Who will pay the cost for this proxy solicitation?
W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Broadridge Investor Communication Solutions, Inc., to assist in the solicitation of proxies for a fee estimated to be $20,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.
May I revoke my proxy?
Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey’s Corporate Secretary or submitting a new proxy card, or by voting at the virtual meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001.
What is “householding”?
We have adopted “householding,” a procedure under which owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement to any owner at their address. If you would like to opt out of householding, or if you are an owner eligible for householding and would like to participate in householding, please send a request to the Corporate Secretary noted above.
We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, from any website (including our website) is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.

2023 Proxy Statement 63

Appendix A—Non-GAAP Financial Measures, Reconciliations and Descriptions
Reconciliations of certain non-GAAP financial measures referenced in this Proxy Statement to their most directly comparable GAAP measures are provided within this appendix. In addition, descriptions of these non-GAAP financial measures are provided below.
W. P. CAREY INC.
Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

Year Ended December 31, 2022

Net income attributable to W. P. Carey	$599,139
Adjustments:
Depreciation and amortization of real property	500,764
Gain on sale of real estate, net	(43,476)
Impairment charges — real estate	39,119
Gain in change of control of interests	(33,931)
Impairment charges — Investment Management goodwill	29,334
Proportionate share of adjustments to earnings from equity method investments	15,155
Proportionate share of adjustments for noncontrolling interests	(491)
Total adjustments	506,474
FFO (as defined by NAREIT) Attributable to W. P. Carey (a)	1,105,613
Adjustments:
Other (gains) and losses	(96,038)
Straight-line and other leasing and financing adjustments	(54,431)
Above- and below-market rent intangible lease amortization, net	41,390
Stock-based compensation	32,841
Merger and other expenses	19,387
Amortization of deferred financing costs	17,203
Tax benefit – deferred and other	(3,759)
Other amortization and non-cash items	1,931
Proportionate share of adjustments to earnings from equity method investments	(2,770)
Proportionate share of adjustments for noncontrolling interests	(769)
Total adjustments	(45,015)
AFFO Attributable to W. P. Carey (a)	$1,060,598

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (a)	$1,105,613
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (a)	$5.52
AFFO attributable to W. P. Carey (a)	$1,060,598
AFFO attributable to W. P. Carey per diluted share (a)	$5.29
Diluted weighted-average shares outstanding	200,427,124
(a)FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.

64 2023 Proxy Statement

Appendix A
W. P. CAREY INC.
Reconciliation of Net Income from Real Estate to Adjusted Funds from Operations (AFFO) from Real Estate (RE AFFO) (Unaudited)
(in thousands, except share and per share amounts)

Year Ended December 31, 2022

Net income from Real Estate attributable to W. P. Carey	$591,603
Adjustments:
Depreciation and amortization of real property	500,764
Gain on sale of real estate, net	(43,476)
Impairment charges — real estate	39,119
Gain on change in control of interests	(11,405)
Proportionate share of adjustments to earnings from equity method investments	15,155
Proportionate share of adjustments for noncontrolling interests	(491)
Total adjustments	499,666
FFO (as defined by NAREIT) Attributable to W. P. Carey – Real Estate (a)	1,091,269
Adjustments:
Other (gains) and losses	(97,149)
Straight-line and other leasing and financing adjustments	(54,431)
Above- and below-market rent intangible lease amortization, net	41,390
Stock-based compensation	32,841
Merger and other expenses	19,384
Amortization of deferred financing costs	17,203
Tax benefit – deferred and other	(8,164)
Other amortization and non-cash items	1,931
Proportionate share of adjustments to earnings from equity method investments	(723)
Proportionate share of adjustments for noncontrolling interests	(769)
Total adjustments	(48,487)
AFFO Attributable to W. P. Carey – Real Estate (a)	1,042,782

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey – Real Estate (a)	$1,091,269
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share – Real Estate (a)	$5.44
AFFO attributable to W. P. Carey – Real Estate (a)	$1,042,782
AFFO attributable to W. P. Carey per diluted share – Real Estate (a)	$5.20
Diluted weighted-average shares outstanding	200,427,124
(a)    FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.

2023 Proxy Statement 65

Appendix A
W. P. CAREY INC.
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended
	December 31, 2022 ($)	September 30, 2022 ($)	June 30, 2022 ($)	March 31, 2022 ($)

Net income	209,503	104,268	127,718	156,993

Adjustments to Derive Adjusted EBITDA:
Depreciation and amortization	140,749	132,181	115,080	115,393
Other (gains) and losses	(97,059)	15,020	21,746	(35,745)
Interest expense	67,668	59,022	46,417	46,053
Straight-line and other leasing and financing adjustments	(14,766)	(14,326)	(14,492)	(10,847)
Impairment charges — real estate	12,734	—	6,206	20,179
Stock-based compensation expense	9,739	5,511	9,758	7,833
Above- and below-market rent intangible lease amortization	8,652	11,186	10,548	11,004
Provision for income taxes	6,126	8,263	6,252	7,083
Gain on sale of real estate, net	(5,845)	4,736	(31,119)	(11,248)
Merger and other expenses	2,058	17,667	1,984	(2,322)
Other amortization and non-cash charges	399	349	353	379
Gain on change in control of interests	—	(33,931)	—	—
Impairment charges — Investment Management goodwill	—	29,334	—	—
	130,455	235,012	172,733	147,762

Adjustments for Pro Rata Ownership
Real Estate Joint Ventures:
Add: Pro rata share of adjustments for equity method investments	2,076	2,124	4,329	9,426
Less: Pro rata share of adjustments for amounts attributable to noncontrolling interests	(511)	(308)	(23)	(23)
	1,565	1,816	4,306	9,403

Equity Method Investments in the Managed Programs:
Less: Income from equity method investments in the Managed Programs	—	(1,512)	(59)	(2,972)
Add: Distributions received from equity method investments in the Managed Programs	—	535	535	520
	—	(977)	476	(2,452)

Add: Intra-period normalization of CPA:18 Merger (closed August 1, 2022)	—	7,456	—	—
Adjusted EBITDA (a)	341,523	347,575	305,233	311,706

Adjusted EBITDA – Fourth Quarter 2022 Annualized (a)	1,366,092
Adjusted EBITDA – Full Year 2022 (a)	1,306,037
(a)Adjusted EBITDA is a non-GAAP measure. See below for a description of Adjusted EBITDA.

66 2023 Proxy Statement

Appendix A
W. P. CAREY INC.
Calculation of Pro Rata Net Debt to Adjusted EBITDA (Annualized) (Unaudited)
(dollars in thousands)

As of or for the Three Months Ended December 31, 2022

Pro rata debt outstanding	$8,021,984
Consolidated cash and cash equivalents	167,996
Pro Rata Net Debt	$7,853,988

Adjusted EBITDA – Fourth Quarter 2022 Annualized (a)	$1,366,092

Pro Rata Net Debt to Adjusted EBITDA (Fourth Quarter 2022 Annualized) (a)	5.7x
(a)Adjusted EBITDA is a non-GAAP measure. See below for a description of Adjusted EBITDA.
Reconciliation of Interest Expense to Cash Interest Expense (Unaudited)
(in thousands)

Year Ended December 31, 2022 ($)

Interest expense	219,160

Adjustments to Derive Cash Interest Expense:
Capitalized interest	1,345
Other non-cash amortization expense	12
Amortization of deferred financing costs and debt premiums/discounts	(17,203)
Adjustment for pro rata ownership	3,223
(12,623)
Cash Interest Expense (a)	206,537
(a)Cash interest expense is a non-GAAP measure. See below for a description of Cash interest expense.
Calculation of Cash Interest Expense Coverage Ratio (Unaudited)
(dollars in thousands)

Year Ended December 31, 2022

Adjusted EBITDA (a)	$1,306,037
Cash Interest Expense (b)	206,537
Cash Interest Expense Coverage Ratio (c)	6.3x
(a)Adjusted EBITDA is a non-GAAP measure. See below for a description of Adjusted EBITDA.
(b)Cash interest expense is a non-GAAP measure. See below for a description of Cash interest expense.
(c)Cash interest expense coverage ratio is a non-GAAP measure. See below for a description of Cash interest expense coverage ratio.

2023 Proxy Statement 67

Appendix A
Non-GAAP Financial Disclosures
FFO and AFFO
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (‘‘NAREIT’’), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate or other assets incidental to the company's main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO.
We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and direct financing leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.
We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.
Adjusted EBITDA
We believe that EBITDA is a useful supplemental measure to investors and analysts for assessing the performance of our business segments because (i) it removes the impact of our capital structure from our operating results and (ii) it is helpful when comparing our operating performance to that of companies in our industry without regard to such items, which can vary substantially from company to company. Adjusted EBITDA as disclosed represents EBITDA, modified to include other adjustments to GAAP net income for certain non-cash charges, such as impairments, non-cash rent adjustments and unrealized gains and losses from our hedging activity. Additionally, we exclude gains and losses on sale of real estate, which are not considered fundamental attributes of our business plans and do not affect our overall long-term operating performance. We exclude these items from adjusted EBITDA as they are not the primary drivers in our decision-making process. Adjusted EBITDA reflects adjustments for unconsolidated partnerships and jointly owned investments. Our assessment of our operations is focused on long-term sustainability and not on such non-cash and non-core items, which may cause short-term fluctuations in net income but have no impact on cash flows. We believe that adjusted EBITDA is a useful supplemental measure to investors and analysts, although it does not represent net income that is computed in accordance with GAAP. Accordingly, adjusted EBITDA should not be considered as an alternative to net income or as an indicator of our financial performance. EBITDA and adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
Cash Interest Expense
Cash interest expense is a non-GAAP financial measure equal to interest expense calculated in accordance with GAAP, plus capitalized interest and other non-cash amortization expense, less amortization of deferred financing costs and debt premiums/discounts, adjusted for pro rata ownership. See the definition of cash interest expense coverage ratio below for a reconciliation of cash interest expense to its most directly compared GAAP measure, interest expense.

68 2023 Proxy Statement

Appendix A
Cash Interest Expense Coverage Ratio
Cash interest expense coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to cash interest expense on a trailing 12 months basis. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed interest expense obligations.
Other Metrics
Pro Rata Metrics
This Proxy Statement contains certain metrics prepared on a pro rata basis. We refer to these metrics as pro rata metrics. We have a number of investments, usually with our affiliates, in which our economic ownership is less than 100%. On a full consolidation basis, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. On a pro rata basis, we generally present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments’ financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments.
ABR
ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of December 31, 2022. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis.

2023 Proxy Statement 69

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W. P. CAREY

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W. P. CAREY INC.

The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1:

1. Election of the Director Nominees to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:

Nominees:

	Nominee	For	Against	Abstain
1a.	Mark A. Alexander	☐	☐	☐
1b.	Constantin H. Beier	☐	☐	☐
1c.	Tonit M. Calaway	☐	☐	☐
1d.	Peter J. Farrell	☐	☐	☐
1e.	Robert J. Flanagan	☐	☐	☐
1f.	Jason E. Fox	☐	☐	☐
1g.	Jean Hoysradt	☐	☐	☐
1h.	Margaret G. Lewis	☐	☐	☐
1i.	Christopher J. Niehaus	☐	☐	☐
1j.	Elisabeth T. Stheeman	☐	☐	☐
1k.	Nick J.M. van Ommen	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	Proposal	For	Against	Abstain
2.	To Approve the Advisory Resolution on Executive Compensation.	☐	☐	☐
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D98102-P87248

W. P. CAREY INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2023
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) ToniAnn Sanzone and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2023 Annual Meeting of Stockholders of W. P. Carey Inc. to be held virtually at www.virtualshareholdermeeting.com/WPC2023 on Thursday, June 15, 2023 at 1:30 p.m., Eastern Time and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2023 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2023 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side